EXHIBIT 10.1



                     AMENDED AND RESTATED CREDIT AGREEMENT

                                     AMONG

                         MERKERT AMERICAN CORPORATION
               (TO BE RENAMED MARKETING SPECIALISTS CORPORATION)
                                 ("Borrower"),

                  THE LENDERS SET FORTH ON SCHEDULE 1 HERETO
                                  ("Lenders")

                                      AND

                          FIRST UNION NATIONAL BANK,
                           AS AGENT FOR THE LENDERS
                                   ("Agent")



                   Credit Agreement dated December 18, 1998,
                    as amended and restated August 18, 1999

                               TABLE OF CONTENTS

                                                                            Page
SECTION 1

     DEFINITIONS..........................................................     1
     1.1.   Definitions...................................................     1
     1.2.   Rules of Construction.........................................    18
     1.3.   Proforma Calculations.........................................    18

SECTION 2

     CREDIT FACILITY......................................................    19
     2.1.   The Facilities................................................    19
     2.2.   Promissory Notes..............................................    19
     2.3.   Lenders' Participation........................................    19
     2.4.   Use of Proceeds...............................................    19
     2.5.   Repayment.....................................................    20
     2.6.   Interest......................................................    21
     2.7.   Advances......................................................    24
     2.8.   Reduction and Termination of Commitment.......................    26
     2.9.   Prepayment....................................................    27
     2.10.  Funding Costs and Loss of Earnings............................    29
     2.11.  Payments......................................................    29
     2.12.  Commitment Fee................................................    30
     2.13.  Agent's Fees..................................................    30
     2.14.  Amendment and Restatement Fees................................    30
     2.15.  Regulatory Changes in Capital Requirements....................    30

SECTION 2A

     LETTERS OF CREDIT....................................................    31
     2A.1.  Availability of Credits.......................................    31
     2A.2.  Commitment Availability.......................................    32
     2A.3.  Approval and Issuance.........................................    32
     2A.4.  Obligations of the Borrower...................................    32
     2A.5.  Payment by Lenders on Letters of Credit.......................    33
     2A.6.  Collateral Security...........................................    34
     2A.7.  General Terms of Credits......................................    35

SECTION 3

     REPRESENTATIONS AND WARRANTIES.......................................    36
     3.1.   Organization and Good Standing................................    36
     3.2.   Power and Authority; Validity of Agreement....................    36

     3.3.   No Violation of Laws or Agreements............................   36
     3.4.   Material Contracts............................................   36
     3.5.   Compliance....................................................   37
     3.6.   Litigation....................................................   37
     3.7.   Title to Assets...............................................   37
     3.8.   Accuracy of Information; Full Disclosure......................   38
     3.9.   Taxes and Assessments.........................................   38
     3.10.  Indebtedness..................................................   39
     3.11.  Management Agreements.........................................   39
     3.12.  Investments...................................................   39
     3.13.  ERISA.........................................................   39
     3.14.  Fees and Commissions..........................................   40
     3.15.  No Extension of Credit for Securities.........................   40
     3.16.  Perfection of Security Interest...............................   40
     3.17.  Hazardous Wastes, Substances and Petroleum Products...........   40
     3.18.  Solvency......................................................   41
     3.19.  Employee Controversies........................................   42
     3.20.  Repayments from Asset Dispositions............................   42

SECTION 4

     CONDITIONS...........................................................   42
     4.1.  Effectiveness of Amended and Restated Credit Agreement.........   42
     4.2.  Advances.......................................................   45

SECTION 5

     AFFIRMATIVE COVENANTS................................................   45
     5.1.   Existence and Good Standing...................................   45
     5.2.   Interim Financial Statements..................................   45
     5.3.   Annual Financial Statements...................................   46
     5.4.   Compliance Certificate........................................   46
     5.5.   Additional Reports............................................   46
     5.6.   Public Information............................................   47
     5.7.   Books and Records.............................................   47
     5.8.   Insurance.....................................................   47
     5.9.   Litigation; Event of Default..................................   47
     5.10.  Taxes.........................................................   47
     5.11.  Costs and Expenses............................................   48
     5.12.  Compliance; Notification......................................   48
     5.13.  ERISA.........................................................   48
     5.14.  Total Debt to EBITDA Ratio....................................   49
     5.15.  Senior Debt to EBITDA.........................................   49
     5.16.  Minimum EBITDA................................................   50

     5.17.  Minimum Debt Service Coverage Ratio...........................   50
     5.18.  Minimum Fixed Charge Coverage Ratio...........................   50
     5.19.  Borrowing Base................................................   51
     5.20.  Management Changes............................................   51
     5.21.  Transactions Among Affiliates.................................   51
     5.22.  Joinders, etc.................................................   51
     5.23.  Additional Collateral Security Documents......................   51
     5.24.  Collateral Audit..............................................   52
     5.25.  Notice upon Change in Control.................................   52
     5.26.  Other Information.............................................   52
     5.27.  Revision of Covenants.........................................   52

SECTION 6

     NEGATIVE COVENANTS...................................................   53
     6.1.   Indebtedness..................................................   53
     6.2.   Guaranties....................................................   53
     6.3.   Loans.........................................................   53
     6.4.   Liens and Encumbrances........................................   54
     6.5.   Additional Negative Pledge....................................   54
     6.6.   Restricted Payments...........................................   54
     6.7.   Transfer of Assets; Liquidation...............................   55
     6.8.   Acquisitions and Investments..................................   55
     6.9.   Payments to Affiliates........................................   58
     6.10.  Certain Changes...............................................   58
     6.11.  Restrictive Agreements........................................   59
     6.12.  Use of Proceeds...............................................   59

SECTION 7

     DEFAULT..............................................................   59
     7.1.   Events of Default.............................................   59
     7.2.   Remedies......................................................   62
     7.3.   Right of Set-off..............................................   62
     7.4.   Turnover of Property Held by Lender's Affiliates..............   62
     7.5.   Remedies Cumulative; No Waiver................................   63

SECTION 8

     AGENCY PROVISIONS....................................................   63
     8.1.   Application of Payments.......................................   63
     8.2.   Set-Off.......................................................   63
     8.3.   Modifications and Waivers.....................................   64
     8.4.   Obligations Several...........................................   64

     8.5.   Lenders' Representations......................................   64
     8.6.   Investigation.................................................   64
     8.7.   Powers of Agent...............................................   64
     8.8.   General Duties of Agent, Immunity and Indemnity...............   64
     8.9.   No Responsibility for Representations or Validity, etc........   65
     8.10.  Action on Instruction of Lenders; Right to Indemnity..........   65
     8.11.  Employment of Agents..........................................   65
     8.12.  Reliance on Documents.........................................   65
     8.13.  Agent's Rights as a Lender....................................   65
     8.14.  Expenses......................................................   66
     8.15.  Resignation of Agent..........................................   66
     8.16.  Successor Agent...............................................   66
     8.17.  Collateral Security...........................................   66
     8.18.  Enforcement by Agent..........................................   66

SECTION 9

     MISCELLANEOUS........................................................   67
     9.1.   Indemnification and Release Provisions........................   67
     9.2.   Participations and Assignments................................   67
     9.3.   Binding and Governing Law.....................................   68
     9.4.   Survival......................................................   68
     9.5.   No Waiver; Delay..............................................   68
     9.6.   Modification..................................................   68
     9.7.   Headings......................................................   68
     9.8.   Notices.......................................................   68
     9.9.   Payment on Non-Business Days..................................   69
     9.10.  Time of Day...................................................   69
     9.11.  Severability..................................................   69
     9.12.  Counterparts..................................................   69
     9.13.  Confidentiality...............................................   69
     9.14.  Consent to Jurisdiction and Service of Process................   70
     9.15.  WAIVER OF JURY TRIAL..........................................   70
     9.16.  ACKNOWLEDGMENTS...............................................   71

                                LIST OF EXHIBITS
                                ----------------


Exhibit A-1:   Advance Request Form

Exhibit A-2:   Letter of Credit Request Form

Exhibit B-1:   Form of Revolving Credit Note

Exhibit B-2:   Form of Term Note

Exhibit C:     Disclosure Pursuant to Representations and Warranties

Exhibit D:     Funding Costs and Loss of Earnings Calculation

Exhibit E:     Form of Compliance Certificate

Exhibit F:     Form of Borrowing Base Certificate

Exhibit G:     Notice of Acquisition

Exhibit H:     Form of Assignment

Exhibit I:     Incumbency Certificate

                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------


          THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made this 18th day of August, 1999, by and among MERKERT AMERICAN CORPORATION, a Delaware corporation ("Borrower"); FIRST UNION NATIONAL BANK, a national banking association ("First Union") and the other financial institutions identified on
Schedule 1 attached hereto (each individually a "Lender" and individually and collectively, "Lenders"); and FIRST UNION as agent for the Lenders ("Agent").

          WHEREAS, the Borrower, Lenders and Agent are parties to that certain Credit Agreement dated December 18, 1998 (the "Existing Credit Agreement"); and

          WHEREAS, the parties desire to amend the Existing Credit Agreement as set forth herein; and

          WHEREAS, this Agreement amends and restates in its entirety the Existing Credit Agreement; provided, however, that this Agreement shall not constitute a novation and nothing herein shall be deemed to have terminated or discharged any indebtedness or obligation under the Existing Credit Agreement and the Loan Documents (as defined herein and therein), all of which shall remain outstanding under and be governed by this Agreement and such Loan Documents.

          In consideration of the agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

          1.1  Definitions.  When used in this Agreement, the following terms
               -----------
shall have the respective meanings set forth below.

          "ABD/Bergida Dispute" means the dispute between one or more
           -------------------
subsidiaries of Borrower and ABD Sales, Inc. Ronald A. Bergida, Arthur L. Bergida, Alfred Bergida, Edward S. Parks and Stephen Costentino, which is currently pending before the American Arbitration Association.

          "Acquisition Price" shall mean, with respect to any acquisition, the
           -----------------
total consideration to be paid, incurred or assumed by the Company or its Subsidiaries in connection with such acquisition, including, without limitation, the principal amount of any Indebtedness assumed or acquired, and the full amount of any deferred purchase price or contingent obligations.

          "Adjusted EBITDA" means, for any period, EBITDA for such period less
           ---------------
capital expenditures made during such period as determined in accordance with GAAP.

          "Adjusted Libor Rate" means, for any Interest Period, as applied to a
           -------------------
Libor Portion, the rate per annum (rounded upwards, if necessary to the next 1/32 of 1%) determined pursuant to the following formula:

     Adjusted Libor Rate =          Libor Rate
                              ------------------------
                              [1 - Reserve Percentage]

For purposes hereof, "Libor Rate" shall mean, as applied to a Libor Portion, the rate which appears on the Telerate Page 3750 at approximately 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of such Interest Period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/32 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which Borrower may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrower for such Libor Portion, as may be adjusted from time to time in accordance with Paragraph 2.6(e) hereof.

          "Adjusted Rolling Period" means (i) as of March 31, 1998, the one (1)
           -----------------------
fiscal quarter then ended; (ii) as of June 30, 1999, the two (2) fiscal quarters then ended; (iii) as of September 30, 1999, the three (3) fiscal quarters then ended; and (iv) thereafter, the most recent Rolling Period.

          "Advance" means a borrowing under the Revolving Credit Commitment
           -------
pursuant to Paragraph 2.7 hereof.

          "Advance Request Form" means the certificate in the form attached
           --------------------
hereto as Exhibit A-1 to be delivered by Borrower to Agent as a condition of each Advance.

          "Affiliate" means as to any party:  (i) any Person who or entity which
           ---------
directly or indirectly owns, controls or holds five percent (5%) or more of the outstanding beneficial interests in such party; (ii) any entity of which five percent (5%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by such party; (iii) any entity which directly or indirectly is under common control with such party; (iv) any director or general partner of such party or any Affiliate; or (v) any immediate family member of any Person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means First Union National Bank, in its capacity as agent for
           -----
the Lenders hereunder and any successor in such capacity appointed pursuant to Paragraphs 8.15 and 8.16 hereof.

          "Agreement" means this Amended and Restated Credit Agreement and all
           ---------
exhibits hereto, as each may be amended, modified, extended, consolidated or restated from time to time.

          "Amendment Effective Date" means the date on which the conditions set
           ------------------------
forth in Paragraph 4.1 hereof have been satisfied, which is the date set forth above as the date of this Agreement.

          "Applicable Margin" means the percentage per annum set forth in the
           -----------------
appropriate column below that corresponds to the ratio of Total Debt to EBITDA for Borrower and its consolidated Subsidiaries (the Applicable Margin being the lowest applicable percentage per annum as to which the ratio requirement has been attained):


                                          Revolving Credit Loan
                                            Applicable Margin               Term Loan
                                         -----------------------      ---------------------
                Ratio of Total              Base Rate       Libor      Base Rate     Libor
 Level          Debt to EBITDA              Portions       Portions    Portions    Portions
-------  ------------------------------    -----------    --------    ----------  ---------
I        Less than 1.50 to 1                   0.75%       2.25%       1.00%      2.50%

II       Less than 2.50 to 1 but               1.25%       2.75%       1.50%      3.00%
         greater than or equal to 1.50
         to 1

III      Less than 3.00 to 1 but               1.50%       3.00%       1.75%      3.25%
         greater than or equal to 2.50
         to 1

IV       Greater than or equal to              1.75%       3.25%       2.00%      3.50%
         3.00 to 1

The Applicable Margin as of the Amendment Effective Date shall be based on the ratio of Total Debt as of the Amendment Effective Date to EBITDA for the Rolling Period ended June 30, 1999, giving pro forma effect to the Richmont Merger as approved by Agent. Thereafter, the Applicable Margin shall adjust automatically, as appropriate, on the day following delivery of a quarterly Compliance Certificate in accordance with Paragraph 5.4 hereof, provided, that in the event that a quarterly compliance certificate has not been delivered on the date required by Paragraph 5.4 then the Applicable Margin shall adjust to the highest margin provided above as of the date of required delivery; provided further, however, that the Applicable Margin shall readjust on the day after delivery of such delinquent Compliance Certificate based on the ratio set forth in such Compliance Certificate.

          "Authorized Officer" means any of the officers of the Borrower
           ------------------
designated as such pursuant to an Incumbency Certificate in the form of Exhibit I attached hereto delivered to Lenders from time to time. Any designated Authorized Officer shall remain as such until Lenders and Agent shall have actually received a superseding Incumbency Certificate.

          "Base Rate" means the higher of (a) the Federal Funds Rate plus one
           ---------
half of one percent ( 1/2%) per annum or (b) the Prime Rate.

          "Base Rate Portion" means a Portion as to which the applicable rate of
           -----------------
interest is based on the Base Rate.

          "Borrower" means Merkert American Corporation, a Delaware corporation,
           --------
to be renamed Marketing Specialists Corporation on the Amendment Effective Date.

          "Borrowing Base" means eighty percent (80%) of Eligible Merkert
           --------------
Accounts plus fifty percent (50%) of Eligible Richmont Accounts; provided,
                                                                 --------
however, that advance rates and the definition of Eligible Accounts may be
-------
reasonably adjusted by Agent based on the results of any collateral audit required by Paragraph 5.24 hereof.

          "Borrowing Base Certificate" means a certificate in the form of
           --------------------------
Exhibit F attached hereto delivered by Borrower to Lenders pursuant to Paragraph
5.5 or Paragraph 4.1 hereof.

          "Business Day" means any day not a Saturday, Sunday or a day on which
           ------------
Lenders are required or permitted to be closed under the laws of the Commonwealth of Pennsylvania.

          "Capital Leases" means capital leases and subleases, as defined in
           --------------
Statement 13 of the Financial Accounting Standards Board dated November 1976, as amended and updated from time to time.

          "CERCLA" means the Comprehensive Environmental Response, Compensation,
           ------
and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated pursuant thereto.

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time, and regulations with respect thereto in effect from time to time.

          "Collateral" means the collateral security for the Loan, including
           ----------
under the Collateral Security Documents, this Agreement or any other Loan Document.

          "Collateral Security Documents" means the Security Agreement, the
           -----------------------------
Guaranty, the Pledge Agreements, and any other document or instrument executed and/or delivered from time to time hereunder or in connection herewith granting or evidencing Collateral for the Senior Obligations.

          "Combination" shall mean the transactions pursuant to which, on the
           -----------
Effective Date, Merkert Enterprises, Inc. and Rogers-American Company, Inc. became wholly-owned subsidiaries of the Borrower, as described in the Registration Statement.

          "Company" means individually, and "Companies" means individually and
           -------                           ---------
collectively, Borrower and each Guarantor.

          "Compliance Certificate" means a certificate in the form of Exhibit E
           ----------------------
attached hereto delivered by Borrower to Lenders pursuant to Paragraph 5.4 hereof.

          "Consolidated Coverage Ratio" has the meaning set forth in the
           ---------------------------
Indenture.

          "Debt Service" means, for any period, the sum of interest expense and
           ------------
scheduled debt payments for such period.

          "Default" means an event, condition or circumstance the occurrence of
           -------
which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

          "EBITDA" means, for any period, net income for such period as defined
           ------
in accordance with GAAP, excluding any extraordinary gains, plus interest expense, taxes, depreciation and amortization, and all other non-cash charges to income for such period, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

          "Effective Date" means December 18, 1998.
           --------------

          "Eligible Accounts" means, as of any date of determination thereof,
           -----------------
the aggregate of all trade account receivables of Borrower and its consolidated Subsidiaries, at book value in accordance with GAAP, excluding, without duplication:

          (a) any receivable not payable in United States Dollars;

          (b) any receivable as to which the account debtor is not located within the United States, unless such receivable is backed by a letter of credit in form and substance satisfactory to Agent and issued by a financial institution acceptable to Agent;

          (c) any receivable which by its terms is due later than the end of the month following the month of shipment;

          (d) any receivable due from any Company or any Subsidiary or Affiliate of any Company;

          (e) any receivable with respect to all or part of which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been presented for payment and returned uncollected for any reason;

          (f) any receivable as to which Borrower or the applicable owner knows that any one or more of the following events has occurred with respect to the account debtor: death or judicial declaration of incompetency; the filing by or against such account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such account debtor for the benefit of creditors; the appointment of a receiver or trustee for such account debtor or for any of the assets of such account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; the institution by or against such account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or elsewhere) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; the sale, assignment, or transfer of all or substantially all of the assets of such account debtor; the inability to pay or the nonpayment by such account debtor of its debts generally as they become due; the cessation of the business of such account debtor as a going concern; or, in Agent's sole reasonable judgment, unsatisfactory general financial performance or credit standing or likelihood of unsatisfactory general financial performance or credit standing in the near future;

          (g) any receivable which is more than sixty (60) days past the due date;

          (h) any receivable from an account debtor as to which more than fifty percent (50%) of the amount of all outstanding receivables from such account debtor are more than ninety (90) days past the date of invoice;

          (i) any receivable as to which there is any good faith dispute, defense, offset or counterclaim with or by the account debtor, to the extent thereof;

          (j) any receivable that has not been created in the ordinary course of business; and

          (k) any receivable representing an obligation for goods placed on consignment and not yet sold by the consignee, or for goods on approval;

          (l) any receivable payable to a Subsidiary that is not a Guarantor;

          "Eligible Merkert Accounts" means Eligible Accounts of Borrower,
           -------------------------
Merkert American Co., Inc., United Brokerage Company, and Buckeye Sales & Marketing Company which are not Eligible Richmont Accounts and do not relate to business acquired in the Richmont Merger.

          "Eligible Richmont Accounts" means (i) Eligible Accounts of the
           --------------------------
Richmont Subsidiaries, and (ii) all other Eligible Accounts of Borrower which relate to business acquired in the Richmont Merger.

          "Environmental Laws" means any federal, state, county, regional or
           ------------------
local laws governing the control, handling, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto, and all rules and regulations promulgated thereunder and permits issued pursuant thereto.

          "EPA" means the United States Environmental Protection Agency, or any
           ---
successor thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, all
           -----
amendments thereto and all rules and regulations in effect at any time thereunder.

          "ERISA Affiliate" means, when used with respect to any Plan, ERISA,
           ---------------
the PBGC or a provision of the Code pertaining to employee benefit plans, any Person or entity that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which Borrower or any Guarantor is a member.

          "Event of Default" means an event described in Paragraph 7.1 hereof.
           ----------------

          "Excess Cash Flow" means, for any fiscal year, EBITDA for such fiscal
           ----------------
year, less (i) all payments of principal, interest, fees and expenses with respect to Total Debt made during such year, (ii) taxes paid in cash during such fiscal year, (iii) capital expenditures made during such fiscal year, and (iv) the change in Working Capital since the end of the prior fiscal year (such change in Working Capital to constitute a reduction in Excess Cash Flow to the extent that it is negative, and an increase to Excess Cash Flow to the extent that it is positive).

          "Executive Officer" means, with respect to the Borrower, its
           -----------------
President, Chief Financial Officer, Chief Operating Officer, and any other officer who is an "executive officer" as defined in Rule 3b.7 under the Securities Exchange Act of 1934, as amended.

          "Existing Credit Agreement" means the Credit Agreement dated December
           -------------------------
18, 1998.

          "Existing Merkert Subordinated Obligations" means
           -----------------------------------------

               (i) the payment obligations to JF & JF Limited Partnership under the Stock Purchase Agreement dated July 7, 1999 by and among Borrower, Buckeye Sales & Marketing, Inc., JF & JF Limited Partnership and certain Primary Parties;

               (ii) the obligations to the selling stockholders of Sell, Inc. under those certain Subordinated Promissory Notes issued pursuant to the Stock Purchase Agreement dated January 20, 1999 among Borrower, Sell, Inc. and the stockholders of Sell, Inc.; and

               (iii) the payment obligations to the stockholders of United Brokerage Company under that certain Stock Purchase Agreement dated April 23, 1999 among Borrower, United Brokerage Company and the stockholders of United Brokerage Company.

          "Existing Richmont Subordinated Obligations" means
           ------------------------------------------

               (i) obligations to the stockholders of Timmons-Sheehan, Inc. under those certain Promissory Notes issued pursuant to the Stock Purchase Agreement dated April 21, 1999 among Marketing Specialists Sales Company, Timmons-Sheehan, Inc. and the stockholders of Timmons-Sheehan, Inc.;

               (ii) obligations to stockholders of Atlas Marketing Company, Inc. under those certain Subordinated Promissory Notes issued pursuant to (A) the Stock Purchase Agreement dated November 6, 1997 among Richmont, MSSC Carolina, Inc., the Atlas Marketing Company, Inc. Employee Stock Ownership Plan, and certain management stockholders of Atlas Marketing Company, Inc., (B) the Stock Purchase Agreement dated November 6, 1997 among Atlas Marketing Company, Inc., Quincy Cummings, Gynn Eller, MSCC Carolina, Inc. and Richmont.

               (iii) obligations to the stockholders of Tower Marketing, Inc. under the Common Notes and Preferred Notes issued pursuant to the Agreement and Plan of Merger dated April 21, 1997 among Tower Marketing, Inc., MSSC Texas, Inc. and Marketing Specialists Sales Company;

          Until documentation has been delivered to the Agent making clear that such obligations are fully subordinated to all of the Senior Obligations, without notice to such subordinated creditors, the Existing Richmont Subordinated Obligations shall not constitute Subordinated Debt for purposes of calculation of the covenant set forth in Paragraph 5.15 or for purposes of Paragraph 6.1 hereof.

          "Federal Funds Rate" means, for any day, the effective rate of
           ------------------
interest for such day, as announced from time to time by the Board of Governors of the Federal Reserve System as shown in publication H.15 as the "Federal Funds Rate."

          "Fixed Charges" means, for any period, the sum of Debt Service for
           -------------
such period plus Capital Lease payments for such period and cash income taxes paid during such period.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Agent may reasonably approve, which are applicable in the circumstances as of the date in question, subject to Paragraph 1.2(a) hereof; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

          "Guarantor" means individually, and "Guarantors" means individually
           ---------                           ----------
and collectively, the subsidiaries of Borrower on the Amendment Effective Date (including the Richmont Subsidiaries), and any Subsidiaries of Borrower which may join in the Guaranty pursuant to Paragraph 5.22 hereof.

          "Guaranty" means the Amended and Restated Guaranty Agreement executed
           --------
by Guarantors in favor of Lenders as delivered pursuant to Paragraph 4.1 hereof and including any joinders thereto pursuant to Paragraph 5.22 hereof, as may be amended, modified or restated from time to time.

          "Hazardous Substance" means petroleum products and items defined in
           -------------------
the Environmental Laws as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

          "Indebtedness" of any Person as of any date of determination means and
           ------------
includes all obligations of such Person which, in accordance with GAAP, shall be classified on a balance sheet of such Person as liabilities of such Person and in any event shall include, without duplication, all (i) obligations of such Person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capital Leases, (v) guarantees, (vi) letters of credit and letter of credit reimbursement obligations, and (vii) any obligation with respect to an interest rate or currency swap or similar obligation obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof.

          "Indenture" means the Indenture dated as of December 19, 1997
           ---------
governing the Senior Subordinated Notes as amended by the Supplemental Indenture dated as of the Amendment Effective Date, and as may be further amended from time to time.

          "Indemnification Escrow Agreement" means the Indemnification Escrow
           --------------------------------
Agreement dated the Effective Date, entered into pursuant to the Merkert Acquisition Agreement.

          "Initial Offering" means the initial public offering of shares of
           ----------------
common stock of Borrower pursuant to the Registration Statement.

          "Interest Period" means, with respect to a Libor Portion, a period of
           ---------------
one (1), two (2), three (3) or six (6) months' duration, as Borrower may elect, during which the Adjusted Libor Rate is applicable; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, subject to clause (c) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (c) with respect to an Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month; and (d) Borrower may not elect an Interest Period that would extend past the Termination Date.

          "Lender" means individually, and "Lenders" means individually and
           ------                           -------
collectively, the institutions identified on Schedule 1 attached hereto and their respective successors and assigns so long as any such institution retains any portion of the Revolving Credit Commitment or Loans hereunder.

          "Letter of Credit" means individually, and "Letters of Credit" shall
           ----------------                           -----------------
mean individually and collectively, the letter(s) of credit issued for the account of Borrower, in the form agreed upon at the time of issuance thereof by Agent and Borrower, participated in by all the Lenders pursuant to the terms and conditions of Section 2A hereof.

          "Letter of Credit Request Form" means the certificate in the form
           -----------------------------
attached as Exhibit A-2 hereto, to be delivered to Agent as a condition of each issuance of a Letter of Credit pursuant to Paragraph 2A.3 hereof.

          "Letter of Credit Sublimit" means the portion of the Revolving Credit
           -------------------------
Commitment up to which Lenders have agreed to participate in the issuance by Agent of Letters of Credit pursuant to Section 2A hereof, being Five Million Dollars ($5,000,000).

          "Libor Portion" means a Portion as to which the applicable rate of
           -------------
interest is based on the Adjusted Libor Rate.

          "Loan" means individually, and "Loans" means individually and
           ----                           -----
collectively, the Revolving Credit Loan and the Term Loan.

          "Loan Documents" means the Agreement, the Notes, Collateral Security
           --------------
Documents, and the other documents and agreements executed and delivered in connection with this Agreement. The Loan Documents shall not include any agreements or documents relating to swaps, hedges or similar arrangements with any Lender.

          "Local Authorities" means individually and collectively the state and
           -----------------
local governmental authorities and administrative agencies which govern the business, commercial activities or facilities owned or operated by any Company.

          "London Business Day" means any Business Day on which banks in London,
           -------------------
England are open for business.

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
business, financial condition or prospects of the Borrower and its consolidated Subsidiaries taken as a whole, or on the Companies' ability to perform their obligations under this Agreement and the other Loan Documents.

          "Material Subsidiary" means any direct or indirect Subsidiary of
           -------------------
Borrower which either: (i) comprises 5% or more of the assets of Borrower and its consolidated Subsidiaries as of the last day of the most recently ended fiscal quarter, or (ii) is responsible for 5% or more of the EBITDA of the Borrower and its consolidated Subsidiaries for the most recent Rolling Period.

          "Maximum Principal Amount" means the maximum principal amount of the
           ------------------------
Revolving Credit Commitment, up to which the applicable Lender has agreed to lend funds and/or participate in the issuance of Letters of Credit as set forth in Schedule 1 attached hereto, as such amounts may be reduced or terminated from time to time pursuant to Paragraph 2.8 hereof.

          "Merkert Stock Purchase Agreement" means the Stock Purchase Agreement
           --------------------------------
dated May 20, 1998 among the Borrower (formerly Monroe, Inc.), Merkert Enterprises, Inc. and the stockholders of Merkert Enterprises, Inc. as amended by Amendment No. 1 to Stock Purchase Agreement dated November 18, 1998 and by Amendment No. 2 to Stock Purchase Agreement dated December 15, 1998.

          "Net Cash Proceeds" means, with respect to any Sale of Material
           -----------------
Assets, the cash proceeds (including insurance proceeds) received by the Borrower or its Subsidiaries in such a transaction less (i) the reasonable costs of the transaction, (ii) applicable taxes arising out of the transaction, and
(iii) payment of any Indebtedness secured by such assets pursuant to liens permitted under Paragraph 6.4(i) or (v).

          "Note" means individually and "Notes" means individually and
           ----                          -----
collectively the Revolving Credit Notes and the Term Notes.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any
           ----
successor thereto.

          "Permitted Investments" means (i) investments in commercial paper
           ---------------------
maturing in 180 days or less from the date of issuance which is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within twelve (12) months of the date of acquisition thereof; (iii) investments in certificates of deposit maturing within one (1) year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term deposits of which are rated A1 or better by Moody's Investors Services, Inc. or equivalent by Standard & Poor's Corporation; and (iv) money market funds registered under the Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act of 1933, as amended, and having a rating by Standard & Poor's Corporation of AAAm-G, AAAm or AAm.

          "Permitted Liens" shall mean liens permitted pursuant to Paragraph 6.4
           ---------------
hereof.

          "Person" shall mean any individual, corporation, partnership, company,
           ------
association, limited liability corporation or other legal entity.

          "Plan" means any employee pension benefit or employee welfare benefit
           ----
plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to, or covering employees of, either Borrower or any ERISA Affiliate.

          "Pledge Agreements" shall mean the Amended and Restated Pledge
           -----------------
Agreement executed by the Companies in favor of Agent pursuant to Paragraph 4.1 hereof and any additional Pledge Agreement executed and delivered from time to time pursuant to Paragraph 5.22 hereof, as may be amended, modified or restated from time to time.

          "Portion" means a portion of the Loan as to which a specific interest
           -------
rate and, in the case of a Libor Portion, an Interest Period, has been elected by Borrower.

          "Prime Rate" means the rate of interest announced by Agent from time
           ----------
to time as its prime rate. Such rate is an index or base rate and is not necessarily the lowest or best rate charged by Agent to its customers or other banks.

          "Pro Rata Share" means, as to a Lender, the ratio which the
           --------------
outstanding principal balance of its portion of the Loans hereunder bears to the aggregate outstanding principal balance of the Loans at any time; or if no indebtedness is outstanding hereunder or the context otherwise requires, its percentage share of the Revolving Credit Commitment as set forth in Schedule 1 attached hereto.

          "Proxy Statement" means the Borrower's Proxy Statement dated July 12,
           ---------------
1999 with respect to the special meeting in lieu of annual meeting of stockholders held on August 18, 1999.

          "Registration Statement" means the registration statement filed by the
           ----------------------
Borrower on Form S-1, No. 333-53419, as amended and in the form as declared effective by the Securities and Exchange Commission on December 15, 1998, together with the prospectus contained therein, as supplemented pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

          "Regulation D" means Regulation D of the Board of Governors of the
           ------------
Federal Reserve System, comprising Part 204 of Title 12 Code of Federal Regulations, as amended, and any successor thereto.

          "Release" means any spill, leak, emission, discharge or the pumping,
           -------
pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance into the environment.

          "Required Lenders" means those Lenders (which may include Agent in its
           ----------------
capacity as a Lender) holding Pro Rata Shares aggregating sixty-six and two-thirds percent (66-2/3%) or more.

          "Reserve" means, for any day, that reserve (expressed as a decimal)
           -------
which is in effect (whether or not actually incurred) with respect to a Lender (or any bank Affiliate of such Lender) on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any bank Affiliate of such Lender) is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any bank Affiliate of such Lender) is subject for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

          "Reserve Percentage" means, for a Lender (or any bank Affiliate of
           ------------------
such Lender) on any day, that percentage (expressed as a decimal) prescribed by the Board of

Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any bank Affiliate of such Lender) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or
(ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Portion subject to an Adjusted Libor Rate or any Loan made with the proceeds of such deposit. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "Restricted Payments" means redemptions, repurchases, and
           -------------------
distributions of any kind (including redemptions in exchange for real or tangible personal property) in respect of the capital stock of Borrower (other than dividends or distributions consisting solely of shares of capital stock of Borrower), and payments of principal and interest or other amounts on Subordinated Debt.

          "Revolving Credit Commitment" means at any time the maximum aggregate
           ---------------------------
principal amount which Lenders have agreed to make available at such time under Paragraph 2.1(a) hereof, being Twenty-Five Million Dollars ($25,000,000) in the aggregate on the date hereof.

          "Revolving Credit Loan" means the aggregate outstanding principal
           ---------------------
balance of Indebtedness advanced under the Revolving Credit Commitment together with interest accrued thereon and fees and expenses incurred in connection with any of the foregoing.

          "Revolving Credit Note" means individually, and "Revolving Credit
           ---------------------                           ----------------
Notes" means individually and collectively, the Amended and Restated Revolving
-----
Credit Notes in the form of Exhibit B-1 attached hereto delivered by Borrower to each Lender, as may be amended, modified, extended, consolidated or restated from time to time.

          "Richmont" means Richmont Marketing Specialists, Inc., a Delaware
           --------
corporation.

          "Richmont Letter of Credit" means letter of credit number P-362097
           -------------------------
issued by Chase Manhattan Bank in the amount of $1,265,991 in favor of BSDAL I Limited Partnership.

          "Richmont Merger" means the merger of Richmont with and into Borrower,
           ---------------
on and subject to the terms and conditions set forth in the Richmont Merger Agreement.

          "Richmont Merger Agreement" means the Agreement and Plan of Merger
           -------------------------
dated April 28, 1999, as amended by Amendment No. 1 dated July 8, 1999, by and among Borrower, Richmont and the stockholders of Richmont.

          "Richmont Subsidiaries" means Marketing Specialists Sales Company, a
           ---------------------
Texas corporation, Bromar, Inc., a California corporation, Brokerage Services, Inc., a California corporation, Atlas Marketing Company, Inc., a North Carolina corporation, and Meatmaster Brokerage, Inc., a Virginia corporation.

          "Rogers Stock Purchase Agreement" means the Stock Purchase Agreement
           -------------------------------
dated as of May 22, 1998 among Borrower (formerly Monroe, Inc.), Rogers-American Company, Inc., Curtis L. Rogers, Jr., as stockholders' representative, and the stockholders of Rogers-American Company, Inc., as amended by Amendment no. 1 to the Stock Purchase Agreement dated November 16, 1998.

          "Rolling Period" means a period of four consecutive fiscal quarters.
           --------------

          "Sale of Material Assets" means the sale or other disposition
           -----------------------
(including damage, destruction or condemnation of assets) by Borrower or any of its Subsidiaries, in a single transaction or in the aggregate as to all transactions within any twelve (12) consecutive months, of assets (including stock or other investments or interests in a Person) which, valued at the greater of book value or fair market value, have a value of One Hundred Thousand Dollars ($100,000) or more; excluding (i) the sale of inventory in the ordinary course of business, and (ii) the sale of Permitted Investments for cash or the conversion into cash of Permitted Investments.

          "Security Agreement" means the Amended and Restated Security Agreement
           ------------------
executed by Borrower and Guarantors delivered pursuant to Paragraph 4.1 hereof (including as joined in by any additional Guarantors pursuant to Paragraph 5.22 hereof from time to time), as may be amended, modified, or restated from time to time.

          "Seller Obligations" means (i) obligations of any of the Companies or
           ------------------
their Subsidiaries to sellers of previously acquired businesses, including all deferred or contingent purchase price obligations and all non-competition, employment and consulting arrangements, and (ii) obligations to previous shareholders of any of the Companies relating to repurchase of their shares.

          "Senior Debt" means Total Debt less Subordinated Debt.
           -----------

          "Senior Obligations" means the obligations of the Borrower and its
           ------------------
Subsidiaries to Lenders or Agent with respect to (i) the Loans, (ii) any currency or interest rate swap or similar obligation with any Lender, and (iii) any other obligation under any Loan Document.

          "Senior Subordinated Notes" means the 101/8% Senior Subordinated Notes
           -------------------------
due 2007 issued pursuant to the Indenture.

          "Subordinated Debt" means indebtedness of Borrower or a Subsidiary
           -----------------
subordinated to the Senior Obligations pursuant to a subordination agreement in form and substance satisfactory to Required Lender, as approved in writing prior to the incurrence of such indebtedness.

          "Subsidiary" means, with respect to any Person, any other Person of
           ----------
which such Person, directly or indirectly, owns or controls more than fifty percent (50%) of any class or classes of securities, membership interests, partnership interests or other equity interests, and any partnership in which such Person is a general partner. Unless otherwise specified, references to "Subsidiaries" herein shall mean direct and indirect Subsidiaries of Borrower.

          "Successful Syndication" means (i) completion of an orderly
           ----------------------
syndication of the credit facilities of the Borrower resulting in an aggregate hold level for First Union of not more than Twenty Five Million Dollars ($25,000,000), or (ii) this Agreement being terminated and all amounts due and owing hereunder having been fully paid in cash.

          "Tax Escrow Agreement" means the Tax Escrow Agreement dated the
           --------------------
Effective Date, entered into pursuant to the Merkert Acquisition Agreement.

          "Term Loan" means the outstanding principal balance of indebtedness
           ---------
advanced pursuant to Paragraph 2.1(b) hereof, together with interest accrued thereon and fees and expenses payable hereunder in connection therewith.

          "Term Note" means individually, and "Term Notes" means individually
           ---------                           ----------
and collectively, the Term Notes in the form of Exhibit B-2 attached hereto delivered by Borrower to each Lender, as may be amended, modified or restated from time to time.

          "Termination Date" means the earlier of (i) December 31, 2001, or (ii)
           ----------------
the date on which the Revolving Credit Commitment is terminated pursuant to Paragraph 2.8 hereof.

          "Total Debt" means, as of the date of determination, the aggregate
           ----------
outstanding principal amount of all Indebtedness for: (A) borrowed money, including without limitation the Loans hereunder and any outstanding Subordinated Debt; (B) the purchase price for installment purchases of real or personal property; (C) the principal portion of Capital Leases; (D) guaranties of Indebtedness of others; (E) reimbursement obligations under letters of credit; in each case without duplication; and (F) Seller Obligations (except to the extent funds thereunder have been placed in escrow with Agent on terms satisfactory to Agent).

          "Voting Agreement" means the Voting Agreement being entered into on
           ----------------
the Amendment Effective Date among MS Acquisition Limited, Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey, Jeffrey A. Watt, Monroe & Company LLC, JLM Management LLC and Borrower.

          "Waiver Agreement" means the Waiver, Consent and Amendment Agreement
           ----------------
dated August 13, 1999 among Borrower, Lenders and Agent.

          "Working Capital" means current assets (net of cash) less current
           ---------------
liabilities (net of short term debt and current maturities of long term debt).

          "Year 2000 Compliant" and "Year 200 Compliance"means, as to any
           -------------------       -------------------
material computer system or application or micro-processor dependent good or equipment, that it will operate as designed and intended prior to, during and after the calendar year 2000 without error relating to date data or date information, specifically including any error relating to, or the product of, date data or date information that represents or references different centuries or more than one century.

          1.2  Rules of Construction.
               ---------------------

               (a)  GAAP.  Except as otherwise provided herein, financial and
                    ----
accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. If Borrower or Required Lenders determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the other within ten (10) days after the effective date of such change in GAAP, request renegotiation of the financial covenants affected by such change. If Borrower and Required Lenders have not agreed on revised covenants within thirty (30) days after the delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change occurred that gave rise to the notice.

               (b)  Use of term "consolidated". Any term defined in Paragraph
                    --------------------------
1.1 hereof, when modified by the word "consolidated," shall have the meaning given to such term herein as to Borrower and all entities whose accounts, financial results or position, for financial accounting purposes, are consolidated with those of Borrower in accordance with GAAP.

          1.3  Proforma Calculations.  In calculating EBITDA, Adjusted EBITDA,
               ---------------------
Debt Service, Fixed Charges, or Interest Expense, or in making any similar calculation hereunder, for any period, in the event that the Combination or any acquisition or Sale of Substantial Assets has been consummated during such period, then such calculations shall be made based on proforma financial statements setting forth the results of operations of Borrower and its consolidated Subsidiaries as though such Combination, acquisition or Sale of Material Assets had been consummated as of the first day of such period, including, in the case of the Combination, integration adjustments as described on page 34 of the Registration Statement and such additional integration adjustments as may be agreed to by Agent and, in the case of the Richmont Merger, the integration adjustments that are the subject of the letter from Arthur Andersen LLP referenced in Paragraph 4.1(g) hereof; provided, however,
                                                           --------  -------
that the chief financial officer of Borrower shall certify to Agent when such employment terminations are effected, and, in the event that the employment terminations are not effected by December 31, 1999 then Borrower may not take into account such integration adjustments for purposes hereof.

                                   SECTION 2

                                CREDIT FACILITY
                                ---------------

          2.1  The Facilities.
               --------------

               (a)  Revolving Credit Commitment.  From time to time prior to the
                    ---------------------------
Termination Date, subject to the provisions below, each Lender severally agrees to make Advances to Borrower up to its respective Maximum Principal Amount, which Borrower may repay and reborrow prior to the Termination Date, for purposes specified in Paragraph 2.4 hereof; provided, however, that the aggregate outstanding principal amount of such Advances, together with the undrawn amount of all outstanding Letters of Credit and all unreimbursed draws on Letters of Credit, shall not exceed at any time the lesser of the Revolving Credit Commitment or the Borrowing Base.

               (b)  Term Loan.  On the Effective Date, the Term Loan was
                    ---------
advanced to Borrower in the aggregate amount of Fifty Million Dollars ($50,000,000).

          2.2  Promissory Notes.  The Indebtedness of the Borrower to each
               ----------------
Lender under the Revolving Credit Loan will be evidenced by a Revolving Credit Note executed by Borrower in favor of such Lender, and the Indebtedness of the Borrower to each Lender under the Term Loan will be evidenced by a Term Note executed by Borrower in favor of such Lender. The original principal amount of each Lender's Revolving Credit Note and Term Note will be in the amount identified in Schedule 1 attached hereto as its Maximum Principal Amount with respect to the Revolving Credit Loan and the Term Loan, respectively; provided, however, that notwithstanding the face amount of each such Note, Borrower's liability thereunder shall be limited at all times to the actual indebtedness, principal, interest, fees and expenses then outstanding to such Lender under the Revolving Credit Loan and the Term Loan, respectively.

          The Revolving Credit Notes and Term Notes amend and restate the Revolving Credit Notes and Term Notes, respectively, executed and delivered by Borrower pursuant to the Existing Credit Agreement (the "Prior Notes"); provided, however, that Notes shall not constitute a novation, and shall not be deemed to have extinguished or discharged the indebtedness under the Prior Notes or the collateral security therefore, all of which shall continue under and be governed by the Notes and the other Loan Documents.

          2.3  Lenders' Participation.  Lenders shall be lenders in the Loans in
               ----------------------
the Maximum Principal Amounts and Pro Rata Shares set forth in Schedule 1 attached hereto.

          2.4  Use of Proceeds.  Funds advanced under the Loans shall be used
               ---------------
solely for the working capital needs and general corporate purposes of the Companies, including acquisitions permitted hereunder, provided that in no event shall funds advanced hereunder be advanced to or used by Subsidiaries that are not Guarantors.

          2.5  Repayment.
               ---------

               (a)  Revolving Credit Loan.  Subject to certain mandatory
                    ---------------------
prepayments as set forth in Paragraph 2.9 hereof, the aggregate outstanding principal balance under the Revolving Credit Loan on the Termination Date, together with all interest, fees and costs due hereunder, shall be due and payable in full on such Termination Date. Notwithstanding the immediately preceding sentence, the aggregate outstanding balance of the Revolving Credit Loan shall be due and payable immediately upon acceleration of the Revolving Credit Loan in accordance with Paragraph 7.2 hereof.

               (b)  Term Loan.  Subject to certain mandatory prepayments as set
                    ---------
forth in Paragraph 2.9 hereof, the Term Loan shall be payable in quarterly installments as follows:

                 Scheduled Payment Date               Amount of Payment
                 ----------------------               -----------------
                   March 31, 1999                         $1,562,500
                   June 30, 1999                          $1,562,500
                   September 30, 1999                     $1,562,500
                   December 31, 1999                      $1,562,500

                   March 31, 2000                         $2,187,500
                   June 30, 2000                          $2,187,500
                   September 30, 2000                     $2,187,500
                   December 31, 2000                      $2,187,500

                   March 31, 2001                         $2,500,000
                   June 30, 2001                          $2,500,000
                   September 30, 2001                     $2,500,000
                   December 31, 2001                      $2,500,000

                   March 31, 2002                         $3,125,000
                   June 30, 2002                          $3,125,000
                   September 30, 2002                     $3,125,000
                   December 31, 2002                      $3,125,000

                   March 31, 2003                         $3,125,000
                   June 30, 2003                          $3,125,000
                   September 30, 2003                     $3,125,000
                   December 31, 2003                      $3,125,000

Notwithstanding the foregoing, the entire outstanding balance of the Term Loan shall be due and payable immediately upon the acceleration of the Term Loan in accordance with Paragraph 7.2 hereof.

          2.6  Interest.  Portions of the Loans shall bear interest on the
               --------
outstanding principal amount thereof in accordance with the following provisions:

               (a)  Interest on Loan.
                    ----------------

                    (i) At the Borrower's election in accordance with the provisions of Paragraph 2.6(b) below, in the absence of the existence and continuance of an Event of Default hereunder and prior to maturity or judgment, and subject to clause (ii) below, any Portion of the Loans shall bear interest at either of the following rates:

                         (A)  Base Rate.  The Base Rate plus the Applicable
                              ---------
               Margin.

                         (B)  Adjusted Libor Rate.  The Adjusted Libor Rate plus
                              --------------------
               the Applicable Margin.

provided, however, that from and after the Amendment Effective Date until the achievement of a Successful Syndication, Borrower shall not be entitled to elect the interest rate based on the Adjusted Libor Rate. All Libor Portions outstanding on the Amendment Effective Date shall at the expiration of the Interest Period with respect thereto convert to Base Rate Portions. So long as a Successful Syndication has not been achieved, all new advances, and all other outstanding advances (except for Libor Portions that have not yet expired as provided in the preceding sentence) shall bear interest based on the Base Rate.

                    (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and upon judgment, Borrower hereby agrees to pay to Lenders interest
(A) on any outstanding Libor Portion, at the rate which is two percent (2%) per annum in excess of the Adjusted Libor Rate plus the Applicable Margin for each such Libor Portion through the end of the applicable Interest Period, and thereafter, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin, and (B) on any Base Rate Portion, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin.

               (b)  Procedure for Determining Interest Periods and Rates of
                    -------------------------------------------------------
Interest.
--------

                    (i) If Borrower elects the rate based on the Base Rate to be applicable to a Portion, Borrower must notify Agent of such election in writing prior to eleven o'clock (11:00) a.m. Philadelphia time one (1) Business Day prior to the proposed application of such rate. If Borrower elects the rate based on the Adjusted Libor Rate to be applicable to a Portion, Borrower must notify Agent of such election and the Interest Period selected prior to eleven o'clock (11:00) a.m. Philadelphia time at least three (3) London Business Days prior to the commencement of the proposed Interest Period. If Borrower does not provide notice for the rate based on the Adjusted Libor Rate, then Borrower shall be deemed to have requested that the rate based on the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance of the Revolving Credit Loan until Borrower shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.6(b).

                    (ii) Borrower shall not elect more than six (6) different Libor Portions to be applicable to the Loans at one time. Any Base Rate Portion shall be in an amount equal to Five Hundred Thousand Dollars ($500,000) or an even multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and any Libor Portion shall be in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) or an even multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.

               (c)  Payment and Calculation of Interest.  With respect to
                    -----------------------------------
Portions which bear interest at the rate based on the Adjusted Libor Rate, interest shall be due and payable on the last day of each Interest Period for each such Portion, and, in the case of a Portion with an Interest Period of six
(6) months, on the ninetieth (90) day after the commencement of such Interest Period and on the last day of the Interest Period. With respect to Portions which bear interest at the rate based on the Base Rate, interest shall be due and payable on the last Business Day of each March, June, September and December. Interest shall be calculated in accordance with the provisions of Paragraph 2.6(b) hereof; all interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days in the case of interest based on the Adjusted Libor Rate, or over a year of 365 or 366 days, as applicable, in the case of interest based on the Base Rate.

               (d)  Reserves.  If at any time when a Portion is subject to the
                    --------
rate based on the Adjusted Libor Rate, a Lender (or a bank Affiliate of such Lender) is subject to and incurs a Reserve, other than a Reserve Percentage included in the calculation of the applicable Adjusted Libor Rate, Borrower hereby agrees to pay within five (5) Business Days of written demand thereof from time to time, as billed by Agent on behalf of itself or any other Lender, such amount as is necessary to reimburse such Lender (or such Lender's bank Affiliate) for its costs in maintaining such Reserve, as described in reasonable detail in such demand. Such amount shall be computed by taking into account the cost incurred by such Lender (or such Lender's bank Affiliate) in maintaining such Reserve in an amount equal to such Lender's ratable share of the Portion on which such Reserve is incurred, which computation shall be set forth in any such demand by Agent on behalf of itself or any other Lender. The good faith determination by Agent or any Lender of such costs incurred and the allocation of such costs among Borrower and other customers which have similar arrangements with such Lender (or such Lender's bank Affiliate) shall be prima facie evidence of the correctness of the fact and the amount of such additional costs. Upon notification to Borrower of any payment required pursuant to this Paragraph 2.6(d), Borrower (A) shall make such payment in accordance with the provisions hereof, and (B) may repay the Portion of the Loans with respect to which such payment is required, subject to the requirements of Paragraph 2.9 and 2.10 hereof.

               (e)  Special Provisions Applicable to Adjusted Libor Rate.  The
                    ----------------------------------------------------
following special provisions shall apply to the Adjusted Libor Rate:

                    (i)   Change of Adjusted Libor Rate.  The Adjusted Libor
                          -----------------------------
Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to subparagraph (d) above, that increase the cost to Lenders of funding the Loans or a portion thereof bearing interest based on the Adjusted Libor Rate. Agent shall give Borrower notice of such a good faith determination and adjustment, described in reasonable detail, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrower may, by notice to Agent, (A) request Agent to furnish to Borrower a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loans with respect to which such adjustment is made, subject to the requirements of Paragraph 2.9 and 2.10 hereof.

                    (ii)  Unavailability of Eurodollar Funds.  In the event that
                          ----------------------------------
Borrower shall have requested the rate based on the Adjusted Libor Rate in accordance with Paragraph 2.6(b) and any Lender (or such Lender's bank Affiliate) shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the Portion and for the Interest Period specified are unavailable, or that the rate based on the Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrower during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted Libor Rate applicable to the specified Interest Period, such Lender shall give notice to Agent and Agent shall promptly give notice of such determination to Borrower that the rate based on the Adjusted Libor Rate is not available. A good faith determination by such Lender (or such Lender's bank Affiliate) hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to advance or maintain Portions at the rate based on the Adjusted Libor Rate shall be suspended until Agent shall have notified Borrower and Lenders that such conditions shall have ceased to exist, and (ii) the rate based on the Base Rate shall be applicable to all such Portions (provided, that Borrower shall not be required to compensate the affected Lender for funding costs or loss of earnings as a result of such change in interest rate).

                    (iii) Illegality.  In the event that it becomes unlawful for
                          ----------
a Lender (or such Lender's bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any Portion of the Loans subject to the rate based on the Adjusted Libor Rate, then such Lender shall immediately notify Borrower thereof (with a copy to Agent) and such Lender's obligations hereunder to advance or maintain advances at the rate based on the Adjusted Libor Rate shall be suspended until such time as such Lender (or such Lender's bank Affiliate) may again cause the rate based on the Adjusted Libor Rate to be applicable to any Portion of the outstanding principal balance of the Loans and any such Lender's share of any Portion shall then be subject to the rate based on the Base Rate (provided, that Borrower shall not be required to compensate the affected Lender for funding costs or loss of earnings as a result of such change in interest rate).

          2.7  Advances.
               --------

               (a)  Advance Request.  Borrower shall give Agent written notice,
                    ---------------
not later than eleven o'clock (11:00) a.m. Philadelphia time one (1) Business day prior to the proposed Advance in the case of an advance to bear interest based on the Base Rate, and three (3) Business Days prior to an advance to bear interest based on the Adjusted Libor Rate, of each requested Advance under the Revolving Credit Commitment specifying the date, amount and purpose thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A-1, shall be certified by an Authorized Officer of Borrower, and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of and upon receipt of the date of and upon receipt of the requested Advance:

                    (i) the aggregate amount of the requested Advance, which shall be no less than $2,500,000 in the case of an Advance to bear interest based on the Adjusted Libor Rate and no less than $500,000 in the case of an Advance to bear interest based on the Base Rate, and in either case shall be in an even multiple of $100,000;

                    (ii) confirmation of the interest rate(s) elected by the Borrower to apply to each Advance, and, if applicable, the Interest Period elected by the Borrower to apply to each Libor Portion to be advanced;

                    (iii)  confirmation of Borrower's compliance with Paragraphs
5.14 through 5.19 as of the most recently ended fiscal quarter for which a Compliance Certificate has been (or is required to have been) delivered, and taking into account any Advances, including the requested Advance, and payments since such date;

                    (iv) certification that the incurrence of Indebtedness pursuant to the proposed Advance does not violate the Indenture or trigger any redemption or other rights of the holders of the Richmont Subordinated Notes;

                    (v) confirmation of Borrower's compliance with the Borrowing Base, as of the end of the most recent month for which a Borrowing Base Certificate has been (or is required to have been) delivered, and taking into account any Advances, including the requested Advance, and payments since such date;

                    (vi) statements that the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects as of the date thereof; no Event of Default or Default hereunder has occurred and is then continuing or will be caused by the requested Advance; and there has been no Material Adverse Effect since the date of this Agreement.

               (b)  Procedures.
                    ----------

                    (i) Upon receiving a request for an Advance in accordance with subparagraph (a) above, Agent shall request by prompt notice to Lenders that each Lender advance funds to Agent so that each Lender participates in the requested Advance in the same percentage as it participates in the Revolving Credit Commitment. Each Lender shall advance its applicable percentage of the requested Advance to Agent by delivering federal funds immediately available at Agent's offices prior to twelve o'clock (12:00) noon Philadelphia time on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, Agent shall make the requested Advance available to Borrower by crediting such amount to Borrower's deposit account with Agent not later than two o'clock (2:00) p.m. on the day of the requested Advance; provided, however, that in the event Agent does not receive a Lender's share of the requested Advance by such time as provided above, Agent shall not be obligated to advance such Lender's share.

                    (ii) Unless Agent shall have been notified by a Lender prior to the date such Lender's share of any such Advance is to be made by such Lender that such Lender does not intend to make its share of such requested Advance available to Agent, Agent may assume that such Lender has made such proceeds available to Agent on such date, and Agent may, in reliance upon such assumption (but shall not be obligated to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender on the date the Advance is made, Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from Borrower) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date Agent recovers such amount, from such Lender, at a rate per annum equal to the effective rate for overnight federal funds in New York as reported by the Federal Reserve Lender of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day) and from Borrower, at a rate per annum based on the Base Rate as provided in Paragraph 2.6(a) hereof.

               (c)  Requests Irrevocable.  Each request for an Advance pursuant
                    --------------------
to this Paragraph 2.7 shall be irrevocable and binding on Borrower. In the case of any Advance bearing interest at the rate based upon the Adjusted Libor Rate, Borrower shall indemnify Lenders against any loss, cost or expense incurred by Lender as a result of not borrowing such funds on the requested Advance date, including as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four hereof, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lenders to fund the

Advance to be made by Lenders when such Advance, as a result of such failure, is not made on such date, as calculated by Agent in accordance with Exhibit D attached hereto.

          2.8  Reduction and Termination of Commitment.
               ---------------------------------------

               (a)  Borrower.  Borrower shall have the right at any time and
                    --------
from time to time, upon three (3) Business Days' prior written notice to Agent, to reduce the Revolving Credit Commitment in increments of Five Million Dollars ($5,000,000) or multiples thereof without penalty or premium, provided that on the effective date of such reduction Borrower shall make a prepayment of the Revolving Credit Loan in an amount, if any, by which the aggregate outstanding principal balance of the Revolving Credit Loan exceeds the amount of the Revolving Credit Commitment as then so reduced, together with accrued interest on the amount so prepaid and any amounts due pursuant to Paragraph 2.10 hereof.

               (b)  Lenders.  Required Lenders shall have the right to terminate
                    -------
the Revolving Credit Commitment at any time, in their discretion and upon notice to Borrower, upon the occurrence and during the continuance of any Event of Default hereunder (except if an Event of Default described in Paragraph 7.1(j) shall occur, in which case termination of the Revolving Credit Commitment shall occur automatically without notice).

               (c)  Restoration Only With Consent.  Any termination or reduction
                    -----------------------------
of the Revolving Credit Commitment pursuant to subparagraphs 2.8(a) and (b) shall result in a pro rata reduction in each Lender's Maximum Principal Amount with respect thereto. Any termination or reduction of the Revolving Credit Commitment shall be permanent, and the Revolving Credit Commitment and respective Maximum Principal Amounts cannot thereafter be restored or increased without the written consent of all affected Lenders.

          2.9  Prepayment.
               ----------

               (a)  Voluntary Prepayments.  Upon one (1) Business Day's prior
                    ---------------------
written notice by Borrower to Agent, Borrower may repay all or any portion of the outstanding principal balance under the Revolving Credit Loan or the Term Loan without premium or penalty, provided that any such payment shall include all accrued interest on the amount prepaid plus any amounts which may be due pursuant to Paragraph 2.10 hereof. Any such payments made with respect to the Revolving Credit Loan prior to the Termination Date shall not reduce the Revolving Credit Commitment and may be reborrowed in accordance with this Agreement. Any such payment with respect to the Term Loan shall be applied to the scheduled installments thereof in the inverse order of maturity.

               (b)  Mandatory Payments.
                    ------------------

                    (i) In addition to any other required payments hereunder, Borrowers shall make principal payments on the Loans in the circumstances and in the amounts set forth below:

                         (A)  Asset Dispositions.  In connection with each Sale
                              ------------------
of Material Assets (it being understood and agreed that any such Sale of Material Assets shall require the approval of Required Lenders, except to the extent expressly authorized pursuant to Paragraph 6.7 hereof), the Net Cash Proceeds to the seller of such transaction shall be paid directly to Agent for the account of Lenders and applied to the Loans as set forth in subparagraph (D) below; provided, however, that (i) insurance proceeds with respect to damage or destruction of property shall not be required to be applied to the Loans pursuant hereto if such proceeds are used to repair or replace such property within ninety (90) days after receipt by Borrower or its Subsidiaries, and (ii) the proceeds of the sale of the Rogers Building in Charlotte, North Carolina pursuant to Paragraph 6.7(a) hereof shall be applied first to payment of the mortgage thereon, and then to payment to certain shareholders of Rogers-American Company, Inc. prior to the Combination and the proceeds of the sale of the land and buildings thereon located in Canton, Massachusetts commonly known as 490 and 500 Turnpike Avenue shall be applied first to the payment of the mortgage thereon.

                         (B)  New Debt.  In the event a Borrower incurs
                              --------
Indebtedness consented to by Required Lenders which is not otherwise permitted pursuant to Paragraph 6.1 hereof, the net cash proceeds of such Indebtedness shall be paid directly to Agent for the account of the Lenders and applied to the Loan as set forth in subparagraph (D) below.

                         (C)  Equity Issuance.  In connection with any issuance
                              ---------------
of equity by the Borrower after the date of this Agreement (other than (x) pursuant to the exercise of the underwriter's overallotment with respect to the Initial Offering, (y) pursuant to the exercise of stock options issued to officers, employees and directors of the Borrowers or its Subsidiaries, and (z) the issuance of stock as consideration for acquisitions), the net cash proceeds to the Borrower of such issuance shall be paid directly to Agent for the account of the Lenders and applied to the Loan as set forth in subparagraph (D) below.

                         (D)  Application of Payments.  Payments made pursuant
                              -----------------------
to subparagraph 2.9(b)(i)(A) through (C) above shall be applied first to the outstanding principal balance of the Term Loan in the inverse order of maturity of the installments thereof, and then to the outstanding principal balance of the Revolving Credit Loan.

                    (ii)   Underwriter's Overallotment.  If the actual price per
                           ---------------------------
share in the Initial Offering is less than the anticipated price range as indicated in the Registration Statement for the Initial Offering, then the net cash proceeds to the Borrower from exercise of the underwriter's overallotment with respect to the Initial Offering shall be applied to repayment of the Term Loan in the inverse order of maturity of the installments thereof. If the actual price per share in the Initial Offering is within or above the anticipated price range as indicated in the Registration Statement for the Initial Offering, then Required Lenders may require the net cash proceeds to the Borrower from exercise of the underwriter's overallotment to be applied to repayment of the Revolving Credit Loan.

                    (iii)  Excess Cash Flow.  Until the Term Loan has been
                           ----------------
repaid in full, at the time of delivery of a Compliance Certificate with respect to each fiscal year, commencing with the fiscal year ending December 31, 1999, Borrower shall make a prepayment in an amount equal to seventy-five percent (75%) of Excess Cash Flow for such fiscal year, such payment to be applied to the Term Loan in the inverse order of maturity of the installments thereof.

                    (iv)   Additional Requirements.  Any payments pursuant to
                           -----------------------
this Paragraph 2.9(b) shall be accompanied by all accrued and unpaid interest and fees in connection with the amount prepaid (including any amount payable under Paragraph 2.10 hereof); provided, however, that in the absence of an Event of Default or Default hereunder: (x) the Borrower shall be entitled to determine the order in which Portions of the applicable Loan shall be repaid pursuant to such payments; and (y) if any amount would otherwise be payable by Borrower pursuant to Paragraph 2.10 hereof as a result of a prepayment pursuant thereto, the required amount shall, at the request of Borrower, be held by Agent in a cash collateral account and applied to the payment of the applicable Libor Portion(s) at the expiration of the Interest Period with respect thereto. If a cash collateral account is established pursuant to the foregoing clause (y), Borrowers shall be entitled to any interest on such funds while held in such account, and the applicable Libor Portion(s) shall remain outstanding hereunder and shall continue to accrue interest in accordance herewith until such funds are actually applied to repay such Libor Portion(s). Any payments with respect to the Revolving Credit Loan prior to the Termination Date shall not reduce the Revolving Credit Commitment and may be reborrowed in accordance with this Agreement.

               (c)  Borrowing Base.  If at any time the aggregate outstanding
                    --------------
principal balance of the Revolving Credit Loan, together with the undrawn amount of outstanding Letters of Credit and any unreimbursed draws under Letters of Credit, is in excess of the Borrowing Base, Borrower shall immediately make a prepayment of the Revolving Credit Loan in accordance with subparagraph (a) above in an amount sufficient to reduce the balance of the Revolving Credit Loan, together with the undrawn amount of outstanding Letters of Credit and any unreimbursed draws under Letters of Credit, to an amount less than or equal to the Borrowing Base, together with interest on the amount prepaid through the date or prepayment and any amounts owed pursuant to Paragraph 2.10 hereof.

               (d)  Effect on Other Agreements.  Any prepayment hereunder shall
                    --------------------------
not affect the obligation of Borrower or any Subsidiary under any swap, hedge or similar arrangement with any Lender.

          2.10  Funding Costs and Loss of Earnings.  In the event that Borrower
                ----------------------------------
shall have requested the Adjusted Libor Rate to be applicable to a Portion to be Advanced and Borrower shall revoke the request for such Advance or shall fail to meet the conditions to such Advance as set forth in Section Four hereof, and in connection with any prepayment or repayment of a Portion bearing interest at the rate based on the Adjusted Libor Rate made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrower shall pay to Lenders all reasonable funding costs and loss of earnings which may arise in connection with such revocation of request for or failure to meet the conditions to such Advance or such prepayment or repayment, as calculated by Agent in accordance with Exhibit D hereto.

          2.11  Payments.  All payments of principal, interest, fees and other
                --------
amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Agent for the account of Lenders in immediately available funds before two o'clock (2:00) p.m., Philadelphia time, on any Business Day at the office of Agent set forth on Schedule 1 hereto. Borrower hereby authorizes Agent to charge Borrower's account with Agent for all payments of principal, interest and fees when due hereunder.

          2.12  Commitment Fee.  Borrower shall pay to Agent, for the benefit of
                --------------
Lenders in accordance with their Pro Rata Shares, a non-refundable commitment fee at the rate of half of one percent ( 1/2%) per annum on the unborrowed portion of the Revolving Credit Commitment from the Effective Date through the Termination Date (as calculated by Agent), which fees shall be payable at the offices of Agent quarterly in arrears on the last day of each March, June, September, and December and on the Termination Date. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

           2.13  Agent's Fees.  Borrower shall pay to Agent fees as agreed
                 ------------
between Borrower and Agent.

          2.14  Amendment and Restatement Fees.  Borrower shall pay to Lenders
                ------------------------------
the fees set forth in, and comply with the other covenants and agreements contained in, the Waiver Agreement.

          2.15  Regulatory Changes in Capital Requirements.  If any Lender shall
                ------------------------------------------
have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, as a consequence of this Agreement, the Revolving Credit Commitment, Advances or the Loans to a level below that which such Lender or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Paragraph 2.6(a)(ii) hereof with respect to amounts not paid when due. Such Lender will notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Paragraph 2.15, including a description in reasonable detail of the nature of such event and the amount of such compensation, as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and such compensation shall not be charged for any period more than three (3) months prior to the date of such notice.

          A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error, if calculated and charged in a manner consistent with similar charges made by such Lender to its other customers having similar arrangements with such Lender. Borrower shall pay such Lender the amount shown as due on any such certificate delivered by such Lender within ten (10) days after its receipt of the same.

          Failure on the part of any Lender to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period except as otherwise limited by the terms of this Paragraph 2.15.


                                   SECTION 2A
                               LETTERS OF CREDIT
                               -----------------

          2A.1.  Availability of Credits.  Subject to the terms and conditions
                 -----------------------
set forth herein, Lenders shall from time to time prior to the Termination Date participate in the issuance by Agent of Letters of Credit for the account of Borrower on the following terms and conditions:

                 (a) at the time of issuance of the Letter of Credit, the lesser of (x) the unborrowed portion of the Revolving Credit Commitment or (y) the available Borrowing Base, in each case after deducting all outstanding Advances, shall equal or exceed the sum of the amount available to be drawn under such Letter of Credit and the amount available to be drawn under and any unreimbursed draws under all other Letters of Credit;

                 (b) at the time of issuance of the Letter of Credit, the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under all other Letters of Credit shall not exceed, in the aggregate, the Letter of Credit Sublimit;

                 (c) except as provided in clause (d) below, the final expiration date of each Letter of Credit shall be on or before the earlier of
(i) one year from the date of issuance thereof or (ii) the Termination Date;

                 (d) "evergreen" letters of credit with automatic renewal provisions may be issued on terms and conditions reasonably satisfactory to Agent;

                 (e) there shall not exist at the time of issuance of the Letter of Credit, or as a result thereof, any Default or Event of Default; and

                 (f) each Letter of Credit issued under this Section 2A shall be for the business purposes of a Borrower or a Guarantor.

          Upon issuance of each Letter of Credit by Agent, each Lender shall have a participating interest therein based on its percentage share of the Revolving Credit Commitment as set forth in Paragraph 2.3 hereof.

          2A.2.  Commitment Availability.  The amount available under the
                 -----------------------
Revolving Credit Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit. The amount by which the Revolving Credit Commitment is so reduced shall not be available for advances under Paragraph 2.7 hereof, except advances thereunder which are made to reimburse Agent for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.4(b) hereof.

           2A.3. Approval and Issuance.
                 ---------------------

                 (a) Borrower shall provide Agent not less than three (3) Business Days' prior written notice of each request for the issuance of a Letter of Credit by delivery of a Letter of Credit Request Form, which shall be certified by an Authorized Officer of Borrower, and shall, in addition to the matters described in Paragraph 2.7(a) hereof, list all Letters of Credit outstanding for the account of Borrower at that time and, for each Letter of Credit so listed, its face amount, outstanding undrawn balance and expiration date. It shall be a condition to the issuance of any Letter of Credit that Agent shall have received a Letter of Credit Request Form as described above and such letter of credit application and agreement as Agent shall reasonably require in connection therewith, and that the conditions set forth in Paragraph 4.2 shall be satisfied.

                 (b) Agent will promptly provide to Lenders written (including fax) or telephonic notification of Agent's receipt of the Letter of Credit Request Form which shall state (i) the amount of the Letter of Credit requested and (ii) the expiration date of the requested Letter of Credit.

          2A.4.  Obligations of the Borrower.
                 ---------------------------

                 (a) Borrower agrees to pay to Agent in connection with each Letter of Credit issued hereunder: (i) immediately upon the demand of Agent on behalf of all Lenders, the amount paid by each Lender with respect to such Letter of Credit; (ii) immediately upon demand of Agent, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.7 (whether or not Agent has at such time honored such draft) and any other amounts paid thereunder (it being understood that Agent is not required to make demand upon or proceed against any Lender or other party or to resort to any Collateral before obtaining payment from Borrower); (iii) on the date of issuance of each Letter of Credit and on the effective date of any renewal or extension of any Letter of Credit a fee of one-eighth of one percent (1/8%) of the outstanding face amount of such Letter of Credit, payable to Agent for its own account; (iv) quarterly in arrears a non refundable fee for the benefit of Lenders in accordance with each Lender's percentage share of the Revolving Credit Commitment as set forth on Schedule 1 attached hereto at a rate per annum equal to the Applicable Margin with respect to Libor Portions under the Revolving Credit Loan on the outstanding face amount of such Letter of Credit; and (v) interest on any indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit, or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate applicable to Base Rate Portions under the Revolving Credit Loan under Paragraph 2.6(a)(i)(A) hereof from the date of payment by Agent or Lenders (if not reimbursed by Borrower on the same day) to the date one (1) Business Day after notice to Borrower of such payment, and thereafter at the rate applicable to such Base Rate Portions under Paragraph 2.6(a)(ii) hereof. Interest under the preceding clause (v) shall be paid at the times and in the manner set forth in Paragraph
2.6 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrower on the same day) from the date of payment by Agent or Lenders, whether or not demand is made, until such amounts are reimbursed by Borrower whether before, at or after demand.

                 (b) On or before the Termination Date, in the absence of a Default or Event of Default, and subject to the provisions of Paragraph 2.7 hereof, Lenders hereby agree to advance funds to Borrower under the Revolving Credit Loan to make the payments required under Paragraphs 2A.4(a)(i) and (ii) hereof. If any payment by the Agent of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an advance under Paragraph 2.7 hereof. Such reimbursement obligation shall be repayable, prepayable, and otherwise subject to all the terms and conditions thereof as if advanced by Lenders pursuant to Paragraph 2.7 hereof (but without duplication).

          2A.5. Payment by Lenders on Letters of Credit.
                ---------------------------------------

               (a) With respect to each Letter of Credit issued hereunder, each Lender agrees that it is irrevocably obligated to pay to Agent, for each such Letter of Credit, such Lender's Pro Rata Share of each and every payment made or to be made by Agent under such Letter of Credit (each such payment to be made, a "LOC Contribution"). Each Lender's LOC Contribution shall be due from such Lender immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex or telecopier) from Agent (except that if such notice is received after 3:00 p.m. on any Business Day, payment may be made on the following Business Day, together with interest equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day)) that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Agent's offices in immediately available federal funds.

               (b) The obligation of each Lender to make its LOC Contribution hereunder is absolute, continuing and unconditional, and Agent shall not be required first to make demand upon or proceed against Borrower or any guarantor or surety, or any others liable with respect to the applicable Letter of Credit and shall not be required first to resort to any Collateral. LOC Contributions shall be made without regard to termination of this Agreement or the Revolving Credit Commitment, the existence of an Event of Default or Default hereunder, the acceleration of indebtedness hereunder or any other event or circumstance.

          2A.6.  Collateral Security.
                 -------------------

                 (a) The indebtedness, liabilities and obligations of Borrower under this Section 2A, however created or incurred, whether now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect, secured or unsecured, are among the obligations secured by the security interests, liens and encumbrances created by the Collateral Security Documents delivered to Agent by Borrower, and Agent and the Lenders are entitled to the benefit of the collateral security granted thereunder with respect to such indebtedness.

                 (b) Notwithstanding the payment in full of the Loans, the termination of the Revolving Credit Commitment or the occurrence of the Termination Date, unless and until Borrower shall have provided the collateral in the form of cash or U.S. Treasury bills as required by subparagraph (c) below, the Collateral shall continue to secure the indebtedness, liabilities and obligations of Borrower under this Section 2A until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this
Section 2A shall have been paid in full.

                 (c) On the termination of the Revolving Credit Commitment or the occurrence of an Event of Default, Required Lenders may require (and in the case of an Event of Default occurring under Paragraph 7.1(j) it shall be required automatically) that Borrower deliver to Agent, cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred ten percent (110%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Agent on behalf of Lenders shall be entitled to liquidate such of the other collateral for the Loans (if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

                 (d) Any cash collateral deposited under subparagraph (c) above, and all interest earned thereon, shall be held by Agent and invested and reinvested at the expense and the written direction of Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

          2A.7.  General Terms of Credits.  In addition to the terms of the
                 ------------------------
applicable letter of credit application and agreement, the following terms and conditions apply with respect to each Letter of Credit (a "Credit") notwithstanding anything to the contrary contained herein:

                 (a) Borrower assumes all risks of the acts or omissions of the beneficiary of each Credit with respect to the use of the Credit or with respect to the beneficiary's obligations to Borrower. None of the Lenders (other than First Union in its capacity as Agent) nor any of their officers or directors shall be liable or responsible for, and the Lenders hereby agree to indemnify and hold Agent harmless (except for Agent's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) the payment by Agent against presentation of documents which do not comply with the terms of the Credit, including failure of any documents to bear any reference or adequate reference to a Credit; (iv) any other circumstances whatsoever in making or failing to make payment under a Credit; or
(v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Agent may after good faith inspection accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                 (b) Notwithstanding the foregoing, with respect to any Credit, Borrower shall have a claim against Agent, and Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrower caused by the Agent's willful misconduct or gross negligence.

                 (c) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Credit.


                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Borrower represents and warrants to Lenders as follows:

          3.1.  Organization and Good Standing.  Each Company is a corporation
                ------------------------------
duly incorporated and validly existing under the laws of its jurisdiction of formation as set forth on Exhibit C, and each has the power and authority to carry on its business as now conducted and is qualified to do business in the states indicated on Exhibit C which constitute, except as to failures to qualify which would not, either singly or in the aggregate, have a Material Adverse Effect, all states in which the nature of its business or the ownership of its properties requires such qualification.

          3.2.  Power and Authority; Validity of Agreement. Each Company has the
                ------------------------------------------
power and authority under applicable law and under its organizational documents to enter into and perform the Loan Documents to the extent that it is a party thereto; and all actions necessary or appropriate for the execution and performance by each Company of the Loan Documents to which it is a party have been taken, and, upon their execution, the same will constitute the valid and binding obligations of each Company to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or equitable principles applicable to the enforcement of creditors' rights generally.

          3.3.  No Violation of Laws or Agreements.  The execution, delivery and
                ----------------------------------
performance of the Loan Documents by the Companies will not violate any provisions of any law or regulation, federal, state or local, or its organizational documents, or result in any breach or violation of, or constitute a default under, any material agreement or instruments by which any Company or its property may be bound, except for such breaches, defaults and violations of agreements or instruments as would not, either singly or in the aggregate, have a Material Adverse Effect.

          3.4.  Material Contracts.  Except as set forth on Exhibit C attached
                ------------------
hereto, there exists no material default under any contracts material to the businesses of the Companies or their Subsidiaries.

          3.5.  Compliance.
                ----------

                (a) Each of the Companies and their Subsidiaries is in compliance with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Local Authorities), except for such failures to comply as would not either singly or in the aggregate, have a Material Adverse Effect;

                (b) The Companies and their Subsidiaries possess all the franchises, permits, licenses, certificates of compliance and approval and grants of authority, necessary or required in the conduct of their respective businesses as of the date hereof; and except as identified on Exhibit C attached hereto, as of the date hereof all such franchises, permits, licenses, certificates and grants are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof, except to the extent that the failure to possess or maintain any of the foregoing would not, and except for such defaults, limitations, proceedings or claims as would not, either singly or in the aggregate, have a Material Adverse Effect; and

                (c) No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by the Companies by reason of or in connection with the Companies' execution and performance of the Loan Documents, except those which have been obtained or have been delivered to Agent for filing in connection with perfecting liens.

          3.6.  Litigation.  Except as set forth on Exhibit C, there are no
                ----------
actions, suits, proceedings or claims which are pending or, to the best of the Companies' knowledge, threatened against any Company or any Subsidiary which, if adversely resolved, would, either singly or in the aggregate, be reasonably be expected to have a Material Adverse Effect.

          3.7.  Title to Assets.  Each of the Companies and their Subsidiaries
                ---------------
has good and marketable title to or valid leasehold interests in all of its properties and assets material to the conduct of its business, free and clear of any liens and encumbrances except the security interests granted under the Collateral Security Documents, liens and encumbrances permitted pursuant to Paragraph 6.4 hereof and the liens and security interests identified on Exhibit C attached hereto. All such assets are fully covered by the insurance required under Paragraph 5.8 hereof.

           3.8. Accuracy of Information; Full Disclosure.
                ----------------------------------------

                (a) All information furnished to Lenders concerning the financial condition and results of operations of the Companies, including the pro forma financial statements for the Companies on a consolidated basis for the fiscal year ended December 31, 1998 and the interim pro forma financial statements for the Companies on a consolidated basis for the nine months ended June 30, 1999, (but not including projections) has been prepared in accordance with GAAP (except in the case of the pro forma financial statements delivered to Lenders giving effect to certain integration adjustments as referenced in Paragraph 1.3 hereof) and fairly presents in all material respects the financial condition and results of operations of the Companies as of the dates and for the periods covered and discloses all liabilities of the Companies required to be disclosed in accordance with GAAP, except that interim statements do not have footnotes and are subject to year-end adjustments, and there has been no material adverse change in the financial condition or business of the Companies from the date of such statements to the date hereof; and

                (b) This Agreement, the Proxy Statement and all financial statements (excluding financial projections) and other documents furnished by the Companies to Lenders pursuant to this Agreement and the other Loan Documents, taken together, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. The Companies have disclosed to the Lenders in writing (including, without limitation, in the Proxy Statement) any and all facts which would, either singly or in the aggregate, have a Material Adverse Effect.

           3.9. Taxes and Assessments.  Except as described on Exhibit C hereto:
                ---------------------

                (a) Each Company and each Subsidiary has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty; provided that no such taxes shall be required to be paid if they are being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; and there is no material tax deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder; and

                (b) Each Company and each Subsidiary has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, all amounts required with respect to social security and unemployment compensation, relating to its employees, and has remitted such withheld amounts in a timely manner to the appropriate taxing authority, agency or body.

          3.10. Indebtedness.  The Companies and their Subsidiaries have no
                ------------
presently outstanding Indebtedness or obligations, including contingent obligations and obligations of any of the Companies under leases of property from others, except the Indebtedness and obligations described in Exhibit C hereto, and indebtedness permitted pursuant to Paragraph 6.1 hereof. Without limiting the foregoing, set forth on Exhibit C is a complete and accurate listing of all Seller Obligations outstanding as of the Amendment Effective Date, indicating the Person to whom the obligation is owed and the aggregate principal amount thereof as of

June 30, 1999; and all such Seller Obligations, to the extent they remain unpaid as of the Amendment Effective Date, have been capitalized and appear as a liability on the balance sheet of the Company and its Consolidated Subsidiaries in accordance with GAAP.

          3.11. Management Agreements.  No Company is a party to any management
                ---------------------
or consulting agreements for the provision of senior executive services to such Company except as described on Exhibit C hereto.

          3.12. Investments.  Each direct and indirect Subsidiary of Borrower is
                -----------
identified on Exhibit C attached hereto, which indicates the number of shares and classes of the capital stock, membership interests, partnership interests or other equity interests, as applicable, of each such Subsidiary, and the ownership thereof. No Company has any other Subsidiaries or any investments in or loans to any other individuals or business entities except for loans and investments permitted pursuant to Paragraphs 6.3 or 6.8 hereof.

          3.13. ERISA.  Each of the Companies, their Subsidiaries and each ERISA
                -----
Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

                (a) No Company nor any Subsidiary or ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Company, any Subsidiary or any ERISA Affiliate could have any withdrawal liability which would, either singly or in the aggregate, have a Material Adverse Effect;

                (b) No Company nor any Subsidiary or ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of (S)412 of the Code, whether or not waived which would, either singly or in the aggregate, have a Material Adverse Effect;

                (c) The aggregate liability for accrued benefits and other ancillary benefits under each defined benefit pension Plan that is sponsored or maintained by any Company, any Subsidiary or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan by an amount which would, either singly or in the aggregate, have a Material Adverse Effect;

                (d) The aggregate liability of each Company, and each Subsidiary or ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, is not an amount which would, either singly or in the aggregate, have a Material Adverse Effect; and

                (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent Annual Report) of any Company or any Subsidiary or ERISA Affiliate under any Plan providing post-retirement life or health benefits which would, either singly or in the aggregate, have a Material Adverse Effect.

          3.14. Fees and Commissions.  Except as set forth on Exhibit C, the
                --------------------
Companies owe no brokers' or finders' fees or commissions of any kind, and know of no claim for any brokers' or finders' fees or commissions, in connection with the Companies' obtaining the Revolving Credit Commitment or the Loans from Lenders, except those provided herein.

          3.15. No Extension of Credit for Securities.  The Companies are not
                -------------------------------------
now, nor at any time have they been engaged principally, or as one of their respective important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Loans be used by any Company directly or indirectly, for such purposes.

          3.16. Perfection of Security Interest.  Upon the filing of UCC
                -------------------------------
financing statements with respect to the collateral covered by the Security Agreement in the jurisdictions identified on Exhibit C attached hereto, and taking of possession by the Agent of the certificates evidencing the shares pledged pursuant to the Pledge Agreement, Agent, for the benefit of Lenders, has a perfected, first-priority security interest and lien on the Collateral covered by the Security Agreement and the Pledge Agreement, subject to the Permitted Liens.

          3.17. Hazardous Wastes, Substances and Petroleum Products.  Except as
                ---------------------------------------------------
otherwise set forth on Exhibit C attached hereto:

                (a) Each Company and each Subsidiary (i) has received all permits and has filed all notifications required by applicable Environmental Laws to carry on its respective business(es); and (ii) is in compliance with all Environmental Laws, except in each case for such matters as would not, either singly or in the aggregate, have a Material Adverse Effect.

                (b) No Company or Subsidiary has given any written or oral notice, or failed to give any required notice, to the EPA or any state or local agency with regard to any Release or threat of Release of Hazardous Substances on properties owned, leased or operated by such Company or used in connection with the conduct of its business and operations which would, either singly or in the aggregate, have a Material Adverse Effect.

                (c) No Company or Subsidiary has received written notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any Release or threat of Release of Hazardous Substances pursuant to any Environmental Law which would, either singly or in the aggregate, have a Material Adverse Effect.

          3.18. Solvency.
                --------

                (a) To the best of each Company's knowledge, each Company, after giving effect to the Waiver Agreement and taking into consideration the mutual rights and obligations among the Companies set forth in subparagraph (b) below, is solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Company) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Company) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Company intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and no Company is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.18, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the applicable Company.

                (b) Each Company hereby agrees that to the extent a Company shall have paid more than its proportionate share of any payment made hereunder or under the Guaranty, such Company shall be entitled to seek and receive contribution from and against any other Company who has not paid its proportionate share of such payment; provided however such Company shall not seek any such contribution from any other Company until the Loans have been paid in full and all commitments of the Lenders hereunder have been terminated. The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Company to the Agent and the Lenders and each Company shall remain liable to the Agent and the Lenders for the full amount of its obligations hereunder and under the Guaranty.

          3.19. Employee Controversies.  Except as described in Exhibit C, there
                ----------------------
are no material controversies pending or, to the knowledge of the Companies, threatened or anticipated between any Company and any of its respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to the Companies' knowledge, threatened between any Company and its respective employees and representatives, which, in any such case, would, either singly or in the aggregate, have a Material Adverse Effect.

          3.20. Repayments from Asset Dispositions.  Richmont has not made any
                ----------------------------------
repayments of principal on any indebtedness since the issuance of the Subordinated Notes with

Net Available Cash (as defined in the Indenture) from Asset Dispositions (as defined in the Indenture) pursuant to Section 4.06(a)(iii)(A) of the Indenture.


                                   SECTION 4

                                   CONDITIONS
                                   ----------

          4.1   Effectiveness of Amended and Restated Credit Agreement.  The
                ------------------------------------------------------
effectiveness of this Agreement is subject to Agent's receipt of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to Agent:

                (a) Promissory Notes.  The Notes duly executed by Borrower.
                    ----------------

                (b) Guaranty.  An Amended and Restated Guaranty Agreement
                    --------
executed by each wholly-owned Subsidiary of Borrower (including the Richmont Subsidiaries), jointly and severally, in favor of Lenders.

                (c) Authorization Documents.  A certificate of the secretary of
                    -----------------------
each Company attaching and certifying as to (i) the certificate or articles of incorporation and bylaws of such Company; (ii) resolutions or other evidence of authorization by the board of directors of such Company, authorizing its execution and full performance of Loan Documents and all other documents and actions required hereunder; and (iii) incumbency certificates setting forth the name, title and specimen signature of each officer of such Company who is authorized to execute the Loan Documents on behalf of such entity.

                (d) Good Standing.  Certificates of good standing or the
                    -------------
equivalent for each Company in its state of formation and each of the states in which it is qualified to do business.

                (e) Corporate Opinion.  A legal opinion addressing corporate,
                    -----------------
validity, perfection and enforceability matters with respect to each Company other than the Richmont Subsidiaries, reasonably satisfactory to Agent.

                (f) Borrowing Base Certificates.  A Borrowing Base certificate
                    ---------------------------
in the form of Exhibit F attached hereto calculated as of July 31, 1999, for the Borrower and its consolidated Subsidiaries on a pro forma basis based on consummation of the Richmont Merger.

                (g) Arthur Andersen Letter.  A letter from Arthur Andersen
                    ----------------------
regarding realized cost savings, in form and substance satisfactory to Agent.

                (h) Searches.  Uniform Commercial Code, tax and judgment
                    --------
searches against the Companies, with results satisfactory to Agent, in those offices and jurisdictions as Agent shall reasonably request.

                (i) Security Agreement.  An Amended and Restated Security
                    ------------------
Agreement executed by each of the Companies in favor of Agent, for the benefit of Lenders, granting Agent, for the benefit of Lenders, a lien on all assets of the Companies as Collateral for the Senior Obligations, together with UCC financing statements in such jurisdictions and such other documents and instruments as Agent shall reasonably require, all in form and substance satisfactory to Agent.

                (j) Pledge Agreement.  Duly executed and delivered Pledge
                    ----------------
Agreements pledging all of the issued and outstanding shares of capital stock of each direct and indirect Subsidiary of Borrower, together with the stock certificates evidencing the pledged shares and stock powers duly endorsed in blank.

                (k) Financial Information. (i) A copy of the Borrower's 10-Q as
                    ---------------------
of and for the period ended June 30, 1999, (ii) a copy of Richmont's 10-Q as of and for the period ended June 30, 1999, and (iii) projections for Borrower and its consolidated Subsidiaries for the period January 1, 2000 through December 31, 2003, certified by the chief financial officer of Borrower as constituting a good faith projection based upon assumptions believed to be reasonable.

                (l)  Richmont Merger:
                     ----------------

                     (i) A certificate of an Authorized Officer of Borrower that all conditions to the Richmont Merger have been satisfied without waiver (except as set forth in such certificate and approved by Agent), no law or agreement (including the Indenture and the Richmont Subordinated Notes) is violated by consummation of the Richmont Merger and this Agreement, and the conditions in item (iv) are satisfied.

                    (ii)   An opinion of counsel that merger has been completed.

                    (iii) A reliance letter in favor of Agent and Lenders, authorizing them to rely on the opinion letters delivered to the Trustee under the Indenture.

                    (iv) No Event of Default or Default shall have occurred and be continuing, or be caused by consummation of the Richmont Merger and the other transaction contemplated by the Richmont Merger Agreement and this Agreement, and all of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct upon giving effect to the Richmont Merger,

                    (v) Copies of (i) the Supplemental Indenture required pursuant to Section 5.01 of the Indenture, executed by the Trustee under the Indenture, and (ii) the certificates and opinions delivered to the Trustee as required by Section
5.01 of the Indenture in connection with the Merger.

                    (vi) Detailed calculations of the Consolidated Coverage Ratio as of the Amendment Effective Date demonstrating that compliance with the Indenture upon consummation of the Richmont Merger and the other transactions contemplated by the Richmont Merger Agreement and this Agreement on the Amendment Effective Date.

                    (vii) Repayment of all outstanding Indebtedness to, and termination of the credit facilities with, Chase Manhattan Bank, and release of all liens in connection therewith, other than the Richmont Letter of Credit; and termination and release of all other Indebtedness and liens not permitted under this Agreement.

                (m) Consents.  Receipt of all required consents and approvals
                    --------
under applicable law or contract.

                (n) Certain Agreements.  Copies of the agreement(s) with Monroe
                    ------------------
& Company, LLC and Richmont Capital Partners I, L.P., which shall be in form and substance satisfactory to Agent, it being expressly understood and agreed that such agreements shall not include any provision for the payment of a minimum fee.

                (o) Notice to Subordinated Debt Holders.  Written notice shall
                    -----------------------------------
have been delivered to each holder of the Existing Merkert Subordinated Obligations of the outstanding amount of the Term Loan and Revolving Credit Commitment.

                (p) Other Documents.  Such additional documents as Agent
                    ---------------
reasonably may request.

          4.2   Advances.  The obligation of Lenders to make Advances under the
                --------
Revolving Credit Commitment shall be subject to Borrower's compliance with Paragraph 2.7 hereof and it shall be a condition to Lenders' obligation hereunder to make any such Advance that (a) the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as if made on the date of such Advance, (b) no Event of Default or Default shall have occurred and not have been waived on the date of such Advance or be caused by such Advance, (c) all fees required pursuant to Paragraphs 2.11, 2.12 and 2.13 hereof have been paid as and when due, and (d) there shall have been no Material Adverse Effect since the date of this Agreement.

                                   SECTION 5

                             AFFIRMATIVE COVENANTS
                             ---------------------

          Borrower covenants and agrees that so long as the Revolving Credit Commitment of Lenders to Borrower or any Indebtedness of Borrower to Lenders is outstanding, each of the Companies will and will cause each of its Subsidiaries (and with respect to Paragraph 5.13, will cause each ERISA Affiliate) to:

          5.1. Existence and Good Standing.  Except for any merger permitted
               ---------------------------
pursuant to Paragraph 6.8(iii), preserve and maintain (a) its existence as a corporation and its good standing in all states in which it conducts business and (b) the effectiveness and validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business, except for such instances of ineffectiveness or invalidity as would not, either singly or in the aggregate, have a Material Adverse Effect.

          5.2. Interim Financial Statements.
               ----------------------------

               (a) Furnish to each Lender within twenty-five (25) days after the end of each month through December 31, 1999, and within twenty (20) days after the end of each month thereafter, unaudited consolidated and consolidating financial statements, in form and substance as reasonably required by Agent, including (i) a balance sheet as of such month end, (ii) a statement of income for such month and for the year to date, and (iii) a statement of cash flows for such month and for the year to date, prepared in accordance with GAAP consistently applied (except that such interim statements need not contain footnotes and may be subject to year-end adjustments.

               (b) Furnish to each Lender within forty-five (45) days after the end of each of the first three quarterly periods in each fiscal year of Borrower, unaudited quarterly consolidated and consolidating financial statements, in form and substance as reasonably required by Agent, including (i) a consolidated balance sheet, (ii) a consolidated statement of income, and (iii) a statement of cash flows, prepared in accordance with GAAP consistently applied (except that such interim statements need not contain footnotes and may be subject to year-end adjustments).

          5.3. Annual Financial Statements.  Furnish to each Lender within one
               ---------------------------
hundred twenty (120) days after the close of each fiscal year audited consolidated and consolidating annual financial statements, including the information required under Paragraph 5.2 hereof, which financial statements shall be prepared in accordance with GAAP and shall be certified without qualification (except with respect to changes in GAAP as to which Borrower's independent certified public accountants have concurred) by an independent certified public accounting firm reasonably satisfactory to Agent; and cause Agent to be furnished, at the time of the completion of the annual audit, with copies of any management letters prepared by such accountants and with a certificate signed by such accountants to the effect that to the best of their knowledge there exists no Event of Default or Default hereunder.

          5.4. Compliance Certificate.  At the time of delivery of financial
               ----------------------
statements pursuant to Paragraph 5.2(b) and 5.3 hereof, deliver to Lenders a certificate in the form of Exhibit E attached hereto executed by the chief financial officer of Borrower or other Authorized Officer approved by Agent, showing the calculation of the covenants set forth in Paragraphs 5.14, 5.15,
5.17 and 5.18.

          5.5. Additional Reports.
               ------------------

               (a) Furnish to Lenders (i) within twenty (20) days after the end of each month, a Borrowing Base Certificate in the form of Exhibit F attached hereto, and a schedule and aging report with respect to accounts receivable and payable of Borrower and its consolidated Subsidiaries, in form and substance reasonably satisfactory to Agent, and (ii) within five (5) Business Days after the end of each week, a report of adjustments to such Borrowing Base Certificate based on accounts receivable collections and additions in form and substance reasonably satisfactory to Agent.

               (b) On or before December 15 of each year, deliver to Lenders, in form reasonably satisfactory to Agent, a business plan for the following year approved by the Board of Directors of Borrower.

               (c) At the time of delivery of monthly financial statements pursuant to Paragraph 5.2(a), furnish to Lenders a summary of revenue wins and losses listing annualized revenues by principal, the effective date of the win or loss, and the revenues/losses projected to result for the following four fiscal quarters, in form and substance as reasonably required by Agent;

          5.6. Public Information.  Deliver to Lenders promptly following
               ------------------
transmission thereof, copies of all financial statements, proxy statements, notices and reports, and copies of any registration statement or annual or quarterly reports, if any, filed with the Securities and Exchange Commission (or successor entity) or sent to shareholders of Borrower.

          5.7. Books and Records.  Keep and maintain satisfactory and adequate
               -----------------
books and records of account in accordance with GAAP and make or cause the same to be made available to Agent or its agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit Agent or its agents or nominees to discuss contents of same with senior officers of Borrower and also with outside auditors and accountants of Borrower.

          5.8. Insurance.  Keep and maintain all of its property and assets in
               ---------
good order and repair and covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Agent and opportunity to cure any non-payment of premiums prior to termination of coverage and naming Agent, for the benefit of Lenders, as loss payee and additional insured.

          5.9.  Litigation; Event of Default.  Notify Lenders in writing
                ----------------------------
immediately of the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat in writing of any claim, to the extent that any of the foregoing, either singly or in the aggregate, would, either singly or in the aggregate, have a Material Adverse Effect, or the occurrence of any Event of Default or Default hereunder. Without limitation of the foregoing, Borrower shall notify Lenders of the institution of litigation pursuant to the matter referenced in Section 3.4(a)(ii) of Exhibit C and keep Lenders reasonably advised as to the status of such litigation.

          5.10. Taxes.  Subject to the matters disclosed on Exhibit C pursuant
                -----
to Paragraph 3.9 hereof, pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and covered by appropriate reserves maintained in accordance with GAAP.

          5.11. Costs and Expenses.  Pay or reimburse Agent for all reasonable
                ------------------
out-of-pocket costs and reasonable expenses (including but not limited to reasonable attorneys' fees and disbursements) Agent may reasonably pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, and the making of the Loan hereunder, and pay or reimburse Lenders for all costs, liabilities and expenses (including but not limited to reasonable attorneys' fees and disbursements) associated with the collection or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid or in connection with any audit or examination of the Companies. All obligations provided for in this Paragraph 5.11 shall survive any termination of this Agreement or the Revolving Credit Commitment and the repayment of the Loan.

          5.12. Compliance; Notification.
                ------------------------

                (a) Comply in all material respects with all local, state and federal laws and regulations applicable to its business, including without limitation all laws and regulations of the Local Authorities, and with the provisions and requirements of all franchises, permits, certificates of compliance, approval and need issued by regulatory authorities and with other like grants of authority held by any Company; and notify Lenders immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could, either singly or in the aggregate, occasion the termination of any of such franchises, licenses or grants of authority, to the extent that any of the foregoing would, either singly or in the aggregate, have a Material Adverse Effect.

                (b) With respect to applicable Environmental Laws, promptly notify Agent when, in connection with the conduct of the Companies' business(es) or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Company, or any Company otherwise becomes aware, of a condition with regard to a Release or threat of Release of Hazardous Substances which would, either singly or in the aggregate, have a Material Adverse Effect; and notify Agent in detail promptly upon the receipt by a Company of a written assertion of liability under any Environmental Laws, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such Environmental Laws (or any combination thereof) which would, either singly or in the aggregate, have a Material Adverse Effect.

          5.13. ERISA.  (a) Comply in all material respects with the provisions
                -----
of ERISA to the extent applicable to any Plan maintained for the employees of any Company or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan which is intended to meet the requirements of 401(a) of the Code and tax exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA);
(d) not permit any event to occur with respect to any Plan sponsored by any Company or any ERISA Affiliate (i) as described in Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and
(e) notify Agent in writing promptly after it has come to the attention of senior management of any Company of the written assertion or threat of any event described in Section 4042 of ERISA (relating to the soundness of a Plan) (including any "reportable event" described in Section 4042(a)(3) of ERISA) or the PBGC's ability to assert a material liability against it or impose a lien on any Company's, or any ERISA Affiliate's properties or assets; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 502 of ERISA.

          5.14. Total Debt to EBITDA Ratio.  Maintain at all times during the
                --------------------------
periods set forth in the left-hand column below, a ratio of (a) Total Debt of Borrower and its consolidated Subsidiaries to (b) EBITDA of Borrower and its Consolidated Subsidiaries for the most recent Rolling Period, of not greater than the ratio set forth in the right-hand column below:

                    Period                        Ratio
                    ------                        -----
          Effective Date through 12/30/99         5.50 to 1

          12/31/99 through 3/30/00                6.25 to 1

          3/31/00 through 3/30/01                 3.50 to 1

          3/31/01 and thereafter                  3.00 to 1

          5.15  Senior Debt to EBITDA.  Maintain at all times during the periods
                ---------------------
set forth in the left-hand column below a ratio of Senior Debt of Borrower and its consolidated Subsidiaries to EBITDA of Borrower and its consolidated Subsidiaries for the most recent Rolling Period, of not greater than the ratio set forth in the right-hand column below:

                  Period                              Ratio
                  ------                              -----
          Effective Date through 12/30/99             3.25 to 1

          12/31/99 through 3/30/00                    3.75 to 1

          3/31/00 through 3/30/01                     2.75 to 1

          3/31/01 and thereafter                      2.25 to 1

          5.16  Minimum EBITDA. Maintain as of the last day of each fiscal
                --------------
quarter during the period set forth in the left-hand column below EBITDA of Borrower and its consolidated Subsidiaries for the periods specified of not less than the amount set forth in the right-hand column below:

                    Period                                              Ratio
                    ------                                              -----
          9/30/99, for the most recent Rolling Period                   23,750
          12/31/99, for the most recent Rolling Period                  24,600
          3/31/00, for the most recent Rolling Period                   24,600
          6/30/00, for the most recent Rolling Period                   25,250
          9/30/00, for the most recent Rolling Period                   25,900
          12/31/00, for the most recent Rolling Period                  26,600
          3/31/01, for the most recent Rolling Period                   27,100
          6/30/01, for the most recent Rolling Period                   27,600
          9/30/01, for the most recent Rolling Period                   28,600
          12/31/01 and thereafter, for the most recent Rolling Period   29,600

          5.17  Minimum Debt Service Coverage Ratio.  Maintain as of the last
                -----------------------------------
day of each fiscal quarter during the periods set forth in the left-hand column below (commencing with March 31, 1999) a ratio of EBITDA to Debt Service for Borrower and its consolidated Subsidiaries for the most recent Adjusted Rolling Period of not less than the ratio set forth in the right hand column below:

Period                                       Ratio
------                                       -----
          7/1/99 to 9/30/99                  1.75 to 1
          10/1/99 to 12/31/99                2.00 to 1
          1/1/00 and thereafter              2.00 to 1

          5.18  Minimum Fixed Charge Coverage Ratio.  Maintain as of the last
                -----------------------------------
day of each fiscal quarter a ratio of Adjusted EBITDA to Fixed Charges for Borrower and its consolidated Subsidiaries for the most recent Adjusted Rolling Period of not less than 1.10 to 1.

          5.19  Borrowing Base.  Maintain at all times the outstanding principal
                --------------
balance of the Revolving Credit Loan, together with the undrawn amount of all outstanding Letters of Credit and all unreimbursed draws under Letters of Credit, in an amount less than or equal to the Borrowing Base.

          5.20  Management Changes.  Notify Agent in writing within ten (10)
                ------------------
Business Days after any change of its Executive Officers.

          5.21  Transactions Among Affiliates.  Except pursuant to existing
                -----------------------------
agreements as described on Exhibit C hereto, cause all transactions between and among it and its Affiliates, other than transactions among the Companies, to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

          5.22  Joinders, etc.  If any new Subsidiary is formed or acquired and
                -------------
such Subsidiary is wholly-owned, execute or cause such Subsidiary to execute, as applicable, a joinder to the Guaranty and the Security Agreement by such Subsidiary, a supplement to the Pledge agreements or an additional Pledge Agreement pledging all of the shares of stock of such Subsidiary, and such other documents as Agent may reasonably require in connection therewith, including without limitation UCC-1 financing statements, secretary's certificates and opinions of counsel.

          5.23  Additional Collateral Security Documents.
                ----------------------------------------

               (a) Use reasonable best efforts to promptly obtain and deliver to Agent landlord consents and waivers and bailee consents and waivers in form and substance satisfactory to Agent with respect to all premises at which any Collateral may be located.

               (b) Within twenty (20) days after notice from Agent, arrange for the release of all collateral security related to the Richmont Letter of Credit, through the issuance of a Letter of Credit hereunder in favor of Chase Manhattan Bank or otherwise.

               (c) Within ten (10) days following the Amendment Effective Date, obtain and deliver to Agent blocked account letters from Chase, Wells Fargo and Bank of America and within twenty (20) days after notice from Agent, obtain and deliver to Agent blocked account letters with each depository institution with which any Company maintains a deposit account and as to which Agent has indicated that such blocked account letter is required.

               (d) Within sixty (60) days after the Amendment Effective Date, deliver to Agent updated Phase I environmental reports on each owned property acquired in the Richmont Merger; and at any time thereafter, within sixty (60) days following notice from Agent, deliver to Agent a mortgage on any such properties as specified by Agent in favor of Agent for the benefit of Lenders, together with an effective policy of title insurance thereon in an amount satisfactory to Agent, opinions of local and company counsel in form and substance satisfactory to Agent, and such other documents as Agent shall reasonably require in connection therewith.

               (e) Within thirty (30) days after the Amendment Effective Date, deliver to Agent and Lenders an opinion of counsel confirming corporate, validity, perfection and enforceability matters as reasonably required by Agent with respect to the Richmont Subsidiaries.

               (f) Execute, deliver, file and record such additional documents, instruments or agreements as Agent shall reasonably require from time to time in order to perfect, maintain, protect or realize upon a security interest and lien on all of the assets of the Companies, including without limitation additional mortgages, pledges or assignments of specific assets, UCC financing statements, landlord waivers and consents and other documentation.

          5.24  Collateral Audit.  Within forty-five (45) days following the
                ----------------
Amendment Effective Date, a comprehensive collateral audit of the Companies by a firm acceptable to Agent shall be completed and delivered to Agent at Borrower's expense. Additional collateral audits shall be performed at the request of Agent; provided, however, that, in the absence of an Event of Default hereunder,
       --------  -------
Borrower shall not be required to pay for the costs of more than three (3) such audits in any twelve-month period.

          5.25  Notice upon Change in Control.  The Borrower will notify Agent
                -----------------------------
promptly following the Borrower becoming aware that a "Change in Control" as defined in the Indenture has occurred or if Borrower has entered into an agreement which, if consummated, would result in a "Change in Control" as defined in the Indenture, but in no event shall such notice be provided more than ten (10) days following such event.

          5.26  Other Information.  Provide any Lender with any other documents
                -----------------
and information, financial or otherwise, reasonably requested by such Lender from time to time.

          5.27  Revision of Covenants.  Borrower and Lender agree to cooperate
                ---------------------
in good faith to revise Paragraphs 5.16, 5.17 and 5.18 with respect to the period from the Amendment Effective

Date through December 31, 1999 within fifteen (15) Business Days of the Amendment Effective Date.

                                   SECTION 6

                              NEGATIVE COVENANTS
                              ------------------

          So long as any Revolving Credit Commitment or any Indebtedness of Borrower to Lenders remains outstanding hereunder, Borrower covenants and agrees that without Required Lenders' prior written consent, each Company and its Subsidiaries will not:

          6.1  Indebtedness.  Borrow any monies or create or permit to exist any
               ------------
Indebtedness except: (i) the Senior Obligations; (ii) trade Indebtedness in the normal and ordinary course of business for value received; (iii) Indebtedness and obligations incurred to purchase or lease fixed or capital assets, provided, that the aggregate outstanding principal amount of such indebtedness and obligations shall not exceed in the aggregate Three Million Dollars ($3,000,000) outstanding at any time; (iv) Subordinated Debt on terms (including amount, term, payment provisions and subordination terms) satisfactory to Required Lenders; (v) existing Seller Obligations which are not Subordinated Debt, as described on Exhibit C; (vi) the existing mortgage indebtedness on the buildings in Canton, Massachusetts, and Charlotte, North Carolina described on Exhibit C in the outstanding principal amount at September 30, 1998 of $9,413,062 and $3,720,000 respectively, as reduced from time to time by payments thereon, provided that the mortgage indebtedness on the Rogers Building in Charlotte, North Carolina, so described, shall be paid off in full upon sale of such building; (vii) tax obligations for which funds have been escrowed as provided in Paragraph 4.1(p) of the Existing Credit Agreement, (viii) obligations which are the subject of the ABD/Bergida Dispute for which funds have been escrowed as provided in Paragraph 4.1(q) of the Existing Credit Agreement, (ix) Indebtedness of one Company to another Company, and (x) reimbursement obligations with respect to the Richmont Letter of Credit.

          6.2  Guaranties.  Guarantee or assume or be or agree to become liable
               ----------
in any way, either directly or indirectly, for any Indebtedness or liability of others except: (i) to endorse checks or drafts in the ordinary course of business; (ii) pursuant to the Guaranty; (iii) the guaranty by Merkert American Co., Inc. of indebtedness of Merchandising Corporation of America, Inc, as described on Exhibit C, provided that the principal amount thereof shall not exceed at any time Five Hundred Thousand Dollars ($500,000); (iv) the guaranty by Borrower of the mortgage indebtedness permitted pursuant to Paragraph 6.1(vi) hereof with respect to the Canton, Massachusetts building; (v) guarantees by the Subsidiaries of the Richmont Subordinated Notes; and (vi) the existing guarantees as of the date hereof as disclosed on Exhibit C.

          6.3  Loans.  Make or permit to exist any loans or advances to others,
               -----
other than (i) loans or advances by any Company to any other Company, (ii) loans to any Subsidiary that is not a Guarantor, subject to the limitations set forth in paragraph 6.8(i) hereof and (iii) loans to employees outstanding on the date hereof as described on Exhibit C, and other loans or advances to employees for travel and entertainment expenses, or in connection with relocation of employees, in an aggregate principal amount outstanding (for all loans under this clause (iii)) not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) until February 18, 2000, and at any time thereafter One Million Dollars ($1,000,000).

          6.4  Liens and Encumbrances.  Create, permit or suffer the creation or
               ----------------------
existence of any liens, security interests, or any other encumbrances on (including any conditional sales arrangement with respect to) any of its property, real or personal, except the security interests in favor of the Agent on behalf of Lenders as security for the Loans, and except (i) liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Paragraph 6.1(iii) hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and (except with respect to the two certificates of deposit each in the amount of $108,572 pledged to Norwest Equipment Finance Inc.) are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (ii) mechanic's and workman's liens, liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (iv) deposits to secure surety, appeal or custom bonds required in the ordinary course of business and the $250,000 deposit to secure any remaining obligations to Wachovia Bank, N.A.; (v) the existing mortgage liens pursuant to the mortgage indebtedness permitted pursuant to Paragraph 6.1(vi) hereof; and (vi) rights of Chase Manhattan Bank with respect to the deposit account at Chase Manhattan Bank as collateral security for the Richmont Letter of Credit, subject to Paragraph 5.23(b) hereof.

          6.5  Additional Negative Pledge.  Except for existing agreements
               --------------------------
relating to the mortgage debt permitted pursuant to Paragraph 6.1(vi) hereof, agree or covenant with or promise any Person or entity other than the Lenders that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property.

          6.6  Restricted Payments.
               -------------------

               (a) Make any Restricted Payments; provided, that (i) in the absence of an Event of Default or Default hereunder, and provided no Event of Default or Default would be caused by such payment, the Companies may make regularly scheduled payments of principal and interest on the Existing Merkert Subordinated Debt and the Existing Richmont Subordinated Debt, and (ii) provided there is no Event of Default under Paragraph 7.1(a) hereof, the Loans have not been accelerated as provided herein, and no "Payment Blockage Period" is in effect under the Indenture, Borrower may make payments required under the

Richmont Subordinated Notes, provided, that at any time that an Event of Default or Default exists under this Agreement Borrower shall give Lenders not less than ten (10) Business Days prior written notice of any proposed payment on the Richmont Subordinated Notes.

               (b) Make any voluntary payment or prepayment of any Indebtedness, including, without limitation, any obligations to sellers in connection with previous acquisitions, other than the Senior Obligations, and provided that, in the absence of an Event of Default hereunder, Borrower and its Subsidiaries may (i) make all regularly scheduled payments of principal and interest on account of any such Indebtedness and obligations and (ii) make prepayments of Seller Obligations which are not Subordinated Debt in final settlement of all obligations to a seller in an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

               (c) Make any payments of management fees or consulting fees; provided, however, that in the absence of an Event of Default hereunder, (i) Borrower may pay consulting fees to Monroe & Company LLC and Richmont Capital Partners I, L.P. (A) as described in clause (i) of the disclosure under Paragraph 6.9 on Exhibit C, and (B) as described in clause (ii) of the disclosure under Paragraph 6.9 of Exhibit C, in an aggregate amount not to exceed in any twelve month period $500,000, provided, that no such fees shall be paid to Monroe & Company LLC or Richmont Capital Partners I, L.P. prior to completion of a Successful Syndication, and (ii) the Companies may make payments of Seller Obligations which are not Subordinated Debt; provided, however, that
                                                       --------  -------
if a judgment is rendered by a court of competent jurisdiction providing that any fee or obligation is owed to Monroe & Company, LLC then Borrower may make such payment provided that Borrower has defended in good faith such suit and kept Agent reasonably advised as to the status of the suit.

          6.7  Transfer of Assets; Liquidation.
               -------------------------------

               (a) Sell, lease, transfer or otherwise dispose of all or any portion of its assets, real or personal, including any sale/leaseback or similar transaction, other than such transactions in the normal and ordinary course of business for value received provided, however, that in the absence of an Event of Default or Default hereunder, Borrower and its Subsidiaries may consummate the sale of the Rogers Building, in Charlotte, North Carolina and the land and buildings thereon located in Canton, Massachusetts commonly known as 490 and 500 Turnpike Avenue, and the subsequent lease thereof by the Borrower; or

               (b) discontinue, liquidate, or change in any material respect any substantial part of its operations or business(es), except as a result of an intercompany merger permitted pursuant to Paragraph 6.8(iii) hereof.

          6.8  Acquisitions and Investments.  Purchase or otherwise acquire
               ----------------------------
(including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, or assets of, or make any investments in, any other Person; or enter into any new business activities or ventures not directly related to its present business; or merge or consolidate with or into any other Person; or create any Subsidiary; provided, however that:

                    (i) the Companies may own the Subsidiaries owned by them on the date hereof as set forth on Exhibit C attached hereto, may create or form additional wholly-owned Subsidiaries, subject to compliance with Paragraph 5.22 hereof, if applicable and may make additional investments in any such Subsidiaries, provided, that the aggregate amount of all investments in or loans to Subsidiaries that are not Guarantors hereunder, together with any investments authorized pursuant to clause (v) in Persons that are not Subsidiaries (in each case, whether now existing or hereafter arising) shall not exceed at any time Three Million Dollars ($3,000,000).

                    (ii) the Companies may make Permitted Investments, subject to the conditions and limitations set forth in the definition thereof;

                    (iii) any Company or wholly-owned Subsidiary may merge with or into any Company, provided that the surviving entity shall be the Borrower or a Guarantor hereunder;

                    (iv) the Companies (or a newly-formed Subsidiary which shall become a Company pursuant to Paragraph 5.22 hereof) may make acquisitions if:

                          (A) all Lenders shall have consented thereto;

                          (B) at least ten (10) Business Days prior to the
consummation of such acquisition, the Company delivers to Agent a notice of acquisition in the form of Exhibit G, including:

                                (I)   a description of the material terms of the
transaction,

                                (II)  three (3) years of historical financial
information for the entity to be acquired to the extent available and pro forma financial statements for the preceding year and the current year,

                                (III) a certificate of the chief financial
officer of the Borrower setting forth the calculation of the covenants set forth in Paragraphs 5.14 through 5.19 and the following clause (C) on a pro forma basis for the combined group as of the consummation of the acquisition and as of the fiscal year end following the acquisition and certifying as to the matters in clauses (D) and (E) following,

                                (IV)  all information reasonably necessary to
demonstrate, and the certification of the chief financial officer of the Borrower, that no term or provision of the Indenture will be violated by, and no redemption or other rights of the holders of the Richmont Subordinated Notes will be triggered by, consummation of the proposed acquisition and all related transactions, including the incurrence of any additional indebtedness hereunder or otherwise to consummate such acquisition, and

                          (V)  all disclosures that would be required pursuant
to the representations and warranties set forth herein, in the Security Agreement or in any other Loan Document, giving effect to the proposed transaction,

                    (C) the ratio of Senior Debt to EBITDA, calculated on a pro forma basis to give effect to the acquisition, will be at the level required pursuant to Paragraph 5.15 hereof, less .25,

                    (D) there is no Event of Default or Default hereunder in existence at the time of such acquisition or investment or which would be caused by such acquisition or investment,

                    (E) giving effect to such acquisition, the representations and warranties set forth in Section 3 hereof will be true and correct in all material respects as applied to Borrowers and their Subsidiaries including the acquired company or business (including without limitation the absence or indebtedness or liens except as permitted pursuant to Paragraphs 6.1 and 6.4 hereof);

                    (F) in the case of the acquisition of stock, the Companies (or newly-formed Subsidiary which shall become a Company pursuant to Paragraph
5.22 hereof) obtains ownership of not less than one hundred percent (100%) of all classes of voting securities;

                    (G) such acquisition or investment has been approved by the board of directors (or equivalent governing authority) of the entity to be acquired in office immediately prior to the proposed acquisition;

                    (H) the Companies shall deliver at or prior to consummation of the acquisition all such documents and agreements as Agent may reasonably request, including without limitation all documents and agreements called for by Paragraphs 5.22 and 5.23 hereof.

               (v) the Companies may make and maintain investments in one or more Persons that are not wholly-owned Subsidiaries provided that (A) such Person is engaged in a business substantially related to the business of the Companies, (B) the aggregate amount of all investments in such Persons (whether now existing or hereinafter arising) at any time shall be subject to the limitation set forth in Paragraph 6.8(i) hereof, and (C) if such Person will be a Subsidiary as defined herein, then notice of such investment shall be required as set forth in clause (iv) above with respect to acquisition, and such investment shall be subject to the other conditions set forth in such clause
(iv), other than subclause (F) thereof.

          6.9  Payments to Affiliates.  Pay any salaries, compensation,
               ----------------------
management fees, consulting fees, service fees, licensing fees, or other similar payments to Affiliates of any Company other than on an arms-length basis for value, and on terms and conditions as are customary in the industry between and among unrelated entities, except pursuant to existing agreements as described on Exhibit C hereto.

          6.1  Certain Changes.
               ---------------

               (a)  Make any change in the fiscal year end of Borrower.

               (b) Enter into any amendments to the financial covenants, rate or interest, amount or time of payments with respect to other outstanding Indebtedness which are more burdensome to the Companies, or which increase or accelerate any payment thereunder.

               (c) Agree to any amendment for the Tax Escrow Agreement or the Indemnification Escrow Agreement or agree to any release of the escrowed funds pursuant to Section 3.1 of the Indemnification Escrow Agreement or Section 4(a) of the Tax Escrow Agreement without the consent of Agent.

               (d) Amend, modify or waive (or permit any amendment, modification or waiver of) any term or provision of (i) its certificate of incorporation or other governing documents, (ii) the Voting Agreement.

               (e) Issue any voting securities or options or other rights to acquire voting securities unless (i) at least ten (10) Business Days' prior written notice thereof has been given to Lenders, except for issuances of common stock or rights to acquire common stock under the Amended and Restated 1998 Stock Option and Incentive Plan of Borrower, up to the maximum number of shares authorized for issuance thereunder as of the date hereof(including as increased with the approval of the shareholders at the special meeting of the shareholders of Borrower on August 18, 1999) and otherwise as provided for under the terms of the plan, and (ii) such issuance will not constitute or result in a "Change in Control" as defined in the Indenture, or result in a termination of the Voting Agreement.

               (f) Enter into any agreement or undertaking the consummation of which would violate or require consent under the Indenture, or trigger any redemption or other rights of the holders of the Richmont Subordinated Notes, unless such agreement or undertaking is expressly conditioned on obtaining the consent of, or waiver of any such rights of redemption or otherwise by, the holders of the Richmont Subordinated Notes, and such transactions are not consummated without obtaining such waiver or consent in form and substance satisfactory to Agent.

               (g) Enter into any agreement or undertaking the consummation of which would violate or require consent under this Agreement, unless such agreement or undertaking expressly conditions the Companies' obligations thereunder on obtaining consent thereto from Lenders or Required Lenders, as applicable.

          6.1  Restrictive Agreements.  Except for existing agreements relating
               ----------------------
to the mortgage debt permitted pursuant to Paragraph 6.1(vi) hereof, the Companies will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Company or any Subsidiary to create, incur or permit to exist any lien upon any of its material property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Company or any other Subsidiary or to guarantee indebtedness of any Company or any other Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement.

          6.1  Use of Proceeds.  Use any of the proceeds of the Loan, directly
               ---------------
or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

                                   SECTION 7

                                    DEFAULT
                                    -------

          7.1  Events of Default.  Each of the following events shall be an
               -----------------
Event of Default hereunder:

               (a) If Borrower shall fail to pay when due any installment of principal, or fail to pay within three (3) Business Days of when due any interest, fees, costs, expenses or any other sum, payable to Lenders or Agent under the Senior Obligations; or

               (b) If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder is false or misleading in any material respect when made; or

               (c) If any Company shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any obligation or Indebtedness to another either singly or in the aggregate in excess of One Million Dollars ($1,000,000), whether now or hereafter incurred (other than obligations to Monroe & Company, LLC under that certain advisory agreement dated as of May 11, 1998); or

               (d) If there shall be a default in or failure to observe at any test date the covenants set forth in Paragraphs 5.14 through 5.19 hereof or in
Section 6 hereof; or

               (e) If any Company shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraphs
(a), (b) or (d) above) or in any document executed or delivered in connection herewith or otherwise in connection with the Senior Obligations, including without limitation with respect to any Collateral, and such default shall continue uncured for thirty (30) days after notice thereof to Borrower given by Agent; or

               (f) If Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding capital stock of each Guarantor (except as a result of the merger of such Guarantor into a Company as permitted pursuant to Paragraph 6.8(iii) hereof); or

               (g) If (i) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder (other than (x) James L. Monroe and Persons controlled by him, (y) MS Acquisition Limited and its Affiliates, and (z) the parties to the Voting Agreement as a group) shall have beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company (or other securities convertible into or options exercisable for such securities) representing a percentage of the combined voting power of all securities of the Borrower entitled to vote in the election of directors in excess of the greater of (x) thirty percent (30%) or
(y) the aggregate percentage ownership held by Executive Officers and directors of the Companies (hereinafter called a "Controlling Person"); or (ii) a majority of the board of directors of the Borrower shall cease for any reason to consist of (A) individuals who on the date hereof (after giving effect to the Richmont Merger) were serving as directors of Borrower and (B) individuals who subsequently become members of the Board if such individuals' nominations for election or elections to the Board are recommended or approved by a majority of the Board of Directors of the Borrower. For purposes of clause (i) above, a person or group shall not be a Controlling Person if such person or group (x) holds voting power in good faith, and not for the purpose of circumventing this Paragraph 7.1(g) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause
(i) above, or (y) is an investment company registered under the Investment Company Act of 1940, as amended, and has not indicated an intent to exercise a controlling influence over the Companies;

               (h) If the Borrower fails to make payment as required by the Indenture on any Subordinated Notes tendered for repurchase pursuant to Section
4.08 of the Indenture within ninety (90) days following delivery to the holders of the Subordinated Notes of notice of the occurrence of a "Change in Control" as defined in the Indenture;

               (i) If custody or control of any substantial part of the property of any Company shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any license or franchise of a Company shall be suspended, revoked, not renewed or otherwise terminated the loss of which would, either singly or in the aggregate, have a Material Adverse Effect; or if any material contract (as determined in accordance with Regulation S-K under the Securities Act of 1933, as amended) is terminated; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would, either singly or in the aggregate, have a Material Adverse Effect; or

               (j) If any Company or any Subsidiary becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within sixty (60) days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within sixty (60) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by any Company or any Subsidiary; if any order for relief is entered relating to any of the foregoing proceedings; if any Company or any Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Company or any Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

               (k) any event or condition shall occur or exist with respect to any Hazardous Substance as a result of which event or condition, the Companies have incurred or in the opinion of Borrower are reasonably likely to incur liabilities in the aggregate in excess of One Million Dollars ($1,000,000); or

               (l) if any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of One Million Dollars ($1,000,000) shall be rendered, issued or levied against any Company or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty
(60) days after its issuance or levy unless such judgment is covered by insurance and the insurer has acknowledged coverage in writing with respect thereto; or

          7.2  Remedies.  Upon the happening of any Event of Default and at any
               --------
time during the continuance thereof, at the election of Required Lenders, and by notice by Agent to Borrower (except if an Event of Default described in Paragraph 7.1(j) shall occur in which case acceleration shall occur automatically without notice), Required Lenders may declare the entire unpaid balance, principal, interest and fees, of all Indebtedness of Borrower to Lenders, hereunder or under any other Loan Document, to be immediately due and payable. Upon such declaration, the Revolving Credit Commitment shall immediately and automatically terminate and Lenders shall have no further obligation to make any advances and they shall have the immediate right to enforce or realize on any collateral in a commercially reasonable manner in any manner or order they deem expedient without regard to any equitable principles of marshaling or otherwise. Whether such a declaration has been made by Required Lenders that the Indebtedness is due and payable following an Event of Default, Required Lenders may terminate the Revolving Credit Commitments at any time during the continuance of an Event of Default by notice thereof by Agent to Borrower. In addition to any rights granted hereunder or in any documents delivered in connection herewith, Lenders shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

          7.3  Right of Set-off.  If any obligations hereunder or under any
               ----------------
other Loan Document, including under any interest rate swap or rate protection agreement with a Lender (collectively, the "Liabilities") shall be due and payable (subject to notice and cure periods) or any one or more Events of Default shall have occurred and be continuing, whether or not the Agent shall have made demand under any Loan Document and regardless of the adequacy of any collateral for the Liabilities or other means of obtaining repayment of the Liabilities, each Lender shall have the right, without notice to the Borrower and is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Liabilities any items or funds of the Borrower held by each Lender or any affiliate of such Lender, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of the Borrower including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by any Borrower for its or their own account with any Lender or any affiliate of such Lender, and any other indebtedness at any time held or owing by any Lender or any affiliate of such Lender, to or for the credit or the account of Borrower, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, the Lenders shall have, and Borrower hereby grant to each Lender, a first lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

          7.4  Turnover of Property Held by Lender's Affiliates.  Borrower
               ------------------------------------------------
further authorizes any affiliate of each Lender, upon the occurrence and during the continuance of an Event of Default, at the request of any such Lender, and without notice to Borrower, to turn over to the Agent any property of Borrower, including, without limitation, funds and securities, held by any Lender's affiliate for any such Borrower's account and to debit any deposit account maintained by Borrower with such Lender's affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by the Lenders up to the amount of the Liabilities, and to pay or transfer such amount or property to the Agent for application to the Liabilities.

          7.5  Remedies Cumulative; No Waiver.  The rights, powers and remedies
               ------------------------------
of the Lenders provided in this Agreement and any in the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

                                   SECTION 8

                               AGENCY PROVISIONS
                               -----------------

          This Section sets forth the relative rights and duties of Agent and Lenders respecting the Loan and, with the exception of Paragraphs 8.3 and 8.15 hereof, does not confer any enforceable rights on Borrower against Lenders or create on the part of Lenders any duties or obligations to Borrower.

          8.1  Application of Payments.  Agent shall apply all payments of
               -----------------------
principal, interest, commitment fee or other amounts hereunder made to Agent by or on behalf of Borrower with respect to the Loan to Lenders on the basis of their Pro Rata Shares of the outstanding principal balance of the Loans, except the fees payable under Paragraph 2.13 hereof, which shall be paid solely to Agent. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Lender set forth above.

          8.2  Set-Off.  In the event a Lender, by exercise of its right of set-
               -------
off, or otherwise, receives any payment of principal or interest, in an amount greater than its Pro Rata Share of such payment based upon the Lenders' respective shares of principal Indebtedness outstanding hereunder immediately before such payment, such Lender shall purchase a portion of the Indebtedness hereunder owing to each other Lender so that after such purchase each Lender shall hold its Pro Rata Share of all the Indebtedness then outstanding hereunder, provided that if all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest.

          8.3  Modifications and Waivers.  No modification or amendment hereof,
               -------------------------
consent hereunder or waiver of any Event of Default shall be effective except by written consent of the Required Lenders; provided, however, that the written consent of all Lenders shall be required to (i) modify, amend, waive, discharge, terminate or suspend compliance with (A) any rate of interest applicable to the Loans to the extent it is proposed to be decreased, (B) the amount of the Revolving Credit Commitment to the extent it is proposed to be increased, or the Lenders' respective shares thereof; (C) the date or amounts of payment of the Loans or interest thereon, to postpone payment thereof, (D) the commitment fee set forth in Paragraph 2.12 hereof or other amounts payable by Borrower hereunder except if payable solely to the Agent, to the extent any such amount is proposed to be decreased, (E) the definition of Required Lenders, (F) this Paragraph 8.3, or (G) the definition of Pro Rata Share; (ii) release all or substantially all of the Collateral; or (iii) release any Guarantor that is a Material Subsidiary except pursuant to mergers permitted pursuant to Paragraph 6.8(iii) hereof.

          8.4  Obligations Several.  The obligations of the Lenders hereunder
               -------------------
are several, and each Lender hereunder shall not be responsible for the obligations of the other Lenders hereunder, nor will the failure of one Lender to perform any of its obligations hereunder relieve the other Lenders from the performance of their respective obligations hereunder.

          8.5  Lenders' Representations.  Each Lender represents and warrants to
               ------------------------
the other Lenders that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; and (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrower, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Lender.

          8.6  Investigation.  No Lender shall have any obligation to the others
               -------------
to investigate the condition of Borrower or any of the Collateral or any other matter concerning the Loan.

          8.7  Powers of Agent.  Agent shall have and may exercise those powers
               ---------------
specifically delegated to Agent herein, together with such powers as are reasonably incidental thereto.

          8.8  General Duties of Agent, Immunity and Indemnity.  Upon receipt of
               -----------------------------------------------
notices and reports delivered by Borrower to the Agent under this Agreement, the Agent shall promptly deliver the same in the form received to the Lenders. Required Lenders shall also have the right to request Agent to inspect Borrower's books and records and take the other steps provided in Paragraph 5.7 hereof. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that Agent shall not be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrower. Neither Agent nor any of its directors, officers, agents or employees, shall be liable for any action or omission by any of them hereunder or in connection herewith except for gross negligence or willful misconduct. Subject to such exception, each of the Lenders hereby indemnifies Agent (in its capacity as Agent) on the basis of such Lender's Pro Rata Share, against any liability, claim, loss or expense arising from or relating to any action taken or omitted to be taken with respect to this Agreement, any other Loan Document or the transactions contemplated thereby or Borrower, to the extent that the Agent has not been reimbursed therefor by Borrower, without affecting any obligation of Borrower to reimburse.

          8.9  No Responsibility for Representations or Validity, etc.  Each
               ------------------------------------------------------
Lender agrees that Agent shall not be responsible to any Lender for any representations, statements, or warranties of Borrower herein or in the other Loan Documents. Neither Agent nor any of its directors, officers, employees or agents, shall be responsible for the validity, effectiveness, sufficiency, perfection or enforceability of this Agreement or the other Loan Documents, or any Collateral, or any documents relating thereto or for the priority of any of Lenders' security interests in any such Collateral.

          8.10.  Action on Instruction of Lenders; Right to Indemnity.  Agent
                 ----------------------------------------------------
shall act upon written instruction of Lenders or Required Lenders, as appropriate, and in all cases Agent shall be fully protected in acting or refraining from acting hereunder in accordance with such written instructions to it signed by Required Lenders unless the consent of all the Lenders is expressly required hereunder in which case Agent shall be so protected when acting in accordance with such instructions from all the Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Lenders, provided that except as otherwise provided herein, Agent may act hereunder in its own discretion without requesting such instructions.

          8.11.  Employment of Agents.  In connection with its activities
                 --------------------
hereunder, Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

          8.12.  Reliance on Documents.  Agent shall be entitled to rely upon
                 ---------------------
(a) any paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and (b) upon the opinion of its counsel with respect to legal matters.

          8.13.  Agent's Rights as a Lender.  With respect to their share of the
                 --------------------------
indebtedness hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent. Each of the Lenders may accept deposits from and generally engage in other banking or trust business with Borrower as if it were not Agent or a Lender hereunder.

          8.14.  Expenses.  Each of the Lenders shall reimburse Agent from time
                 --------
to time at the request of Agent for its Pro Rata Share of any expenses incurred by Agent in connection with the performance of its functions hereunder without affecting any obligation of Borrower to reimburse, provided however that in the event Lenders shall reimburse Agent for expenses for which Borrower subsequently reimburses Agent, then Agent shall remit to each Lender the respective amount received from such Lender against such expenses.

          8.15.  Resignation of Agent.  Agent may at any time resign its
                 --------------------
position as Agent, without affecting its position as a Lender, by giving written notice to Lenders and Borrower. Such resignation shall take effect upon the appointment of a successor agent in accordance with this Paragraph 8.15. In the event Agent shall resign, Required Lenders with the consent of Borrower, which consent will not be unreasonably withheld, shall appoint a Lender as successor Agent. If within thirty (30) days of the Agent's notice of resignation no successor agent shall have been appointed by Lenders and accepted such appointment, then Agent, in its discretion may appoint any other Lender with banking powers as a successor agent.

          8.16.  Successor Agent.  The successor Agent appointed pursuant to
                 ---------------
Paragraph 8.15 shall execute and deliver to its predecessor and Lenders an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Agent. The predecessor Agent shall deliver to its successor Agent forthwith all Collateral, documents and moneys held by it as Agent, if any, whereupon such predecessor Agent shall be discharged from its duties and obligations as Agent under this Agreement.

          8.17.  Collateral Security.  Agent will hold, administer and manage
                 -------------------
any Collateral pledged from time to time hereunder either in its own name or as Agent on behalf of the Lenders, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its Pro Rata Share, by reason of and as evidenced by this Agreement.

          8.18.  Enforcement by Agent.  All rights of action under this
                 --------------------
Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by Agent and any suit or proceeding instituted by Agent in furtherance of such enforcement shall be brought in its name as Agent, without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Agent.

                                   SECTION 9

                                 MISCELLANEOUS
                                 -------------

          9.1   Indemnification and Release Provisions.  Borrower hereby agrees
                --------------------------------------
to defend Agent and each Lender and their directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Revolving Credit Commitment, the making of the Loans or any Collateral therefor, other than those resulting from any such party's own wilful misconduct or gross negligence, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Law. Borrower hereby releases Agent and each Lender and their directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them other than those resulting from any such party's own wilful misconduct or gross negligence. All obligations provided for in this Paragraph 9.1 shall survive any termination of this Agreement or the Revolving Credit Commitment and the repayment of the Loans.

          9.2  Participations and Assignments. Borrower hereby acknowledges and
               ------------------------------
agrees that a Lender may at any time: (a) grant participations in its share of the Loans or any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other Person which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by Borrower hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a
Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement requiring approval of all Lenders pursuant to Paragraph 8.3 hereof without the consent of the Participant and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to make Advances as provided hereunder; and (b) assign (i) all or any percent of its share of the Loans or any Note or right, title and interest therein or in and to this Agreement, to (x) a Lender; (y) any Affiliate of a Lender; or (z) any Federal Reserve Bank; or (ii) all or any part of its share of the Loans or any Note or right, title and interest therein or in and to this Agreement to a third party; provided, however, that in the absence of an Event of Default or Default hereunder no assignment pursuant to (b)(ii) above shall be made without the prior written consent of the Agent and Borrowers, which consent shall not be unreasonably withheld. Any participations and any assignments pursuant to subparagraph (b) shall be in an amount not less than Five Million dollars ($5,000,000) and, shall not result in the aggregate Maximum Principal Amount of the assigning Lender being less than Five Million Dollars ($5,000,000) unless it is reduced to zero (0). Any assignment pursuant to subparagraph (b) shall require payment by the applicable Lender to Agent of a $3,500 transfer fee. Any assignment pursuant to subparagraph (b) shall be in the form attached hereto as Exhibit H.

          9.3  Binding and Governing Law.  This Agreement and all documents
               -------------------------
executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, except as may be required by mandatory provisions of applicable law, shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

          9.4  Survival.  All agreements, representations, warranties and
               --------
covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder, and except for Paragraphs 5.11 and 9.1 which provide otherwise will continue in full force and effect as long as any indebtedness or other obligation of Borrower to Lenders remains outstanding.

          9.5  No Waiver; Delay.  If Lenders shall waive any power, right or
               ----------------
remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events with respect to Lenders. No delay by Lenders in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Lenders' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          9.6  Modification; Waiver.  Except as otherwise provided in this
               --------------------
Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

          9.7  Headings.  The various headings in this Agreement are inserted
               --------
for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          9.8  Notices.  Any notice, request or consent required hereunder or in
               -------
connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, mailed (registered or certified mail) or sent by facsimile transmission to Agent or Borrower at their respective addresses or telecopier number set forth below, or to Lenders at their respective addresses or telecopier numbers set forth on Schedule 1 attached hereto, or to any party at such other addresses or telecopier numbers as may be given by any party to the others in writing:

          if to Borrower:

          Merkert American Corporation
          490 Turnpike Street
          Canton, MA  02021
          Attention:  Joseph Casey
          Telecopier:  (781) 828-7891

          if to Agent:

          First Union National Bank
          1345 Chestnut Street
          PA 4843
          Philadelphia, PA  19107
          Attention: Robert A. Brown
          Telephone: (215) 973-1259
          Telecopier: (215) 786-2877

          9.9  Payment on Non-Business Days.  Whenever any payment to be made
               ----------------------------
hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

          9.10.  Time of Day.  All time of day restrictions imposed herein shall
                 -----------
be calculated using Agent's local time.

          9.11.  Severability.  If any provision of this Agreement or the
                 ------------
application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          9.12.  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

          9.13.  Confidentiality.
                 ---------------

                 (a) All Confidential Information (as defined below) received by a Lender hereunder shall be kept confidential by such Lender and shall be used solely in connection with such Lender's role as a Lender hereunder (or, in the case of Agent, as Agent hereunder). "Confidential Information" shall mean all information delivered to a Lender by Companies hereunder, other than information which (i) is generally available to the public other than as a result of disclosure by such Lender, or (ii) is or becomes available to such Lender from a Person or entity other than Companies or another Lender, unless such Lender knows, or should have known, that such Person or entity is bound by a confidentiality agreement or covenant with Companies prohibiting such Person or entity from publicly disclosing such information.

                 (b) Notwithstanding the foregoing, nothing herein shall prevent Lenders from making disclosure (i) to any of their Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential transferee, participant or assignee, so long as said recipient agrees to keep such Confidential Information or disclosures confidential pursuant to the terms of this Agreement, (ii) as requested by any examiner, governmental agency or representative thereof or pursuant to legal process, (iii) as reasonably necessary in connection with the exercise of any rights or remedies or otherwise in defense of its interests under or in connection with any Loan Document or otherwise with respect to the Senior Obligations, or (iv) as reasonably necessary in any suit, action or proceeding for the purpose of defending itself or reducing its liability.

               9.14.  Consent to Jurisdiction and Service of Process.  Each
                      ----------------------------------------------
Company irrevocably appoints each officer of Borrower as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement, the Notes, the Loan Documents or any of the Collateral; each

Company hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any officer of Borrower; and each Company agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of each Company and the Collateral. Notwithstanding the foregoing, Agent, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which any Company may be found or in which any of its properties or Collateral may be located.

               9.15.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY
                      --------------------
KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF AGENT OR LENDERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS' ENTERING INTO THIS AGREEMENT.

               9.16.  ACKNOWLEDGMENTS.  BORROWER ACKNOWLEDGES THAT IT HAS HAD
                      ---------------
THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 9.15 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

               IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, as applicable, have executed this Agreement the day and year first above written.


Attest:                              MARKETING SPECIALISTS CORPORATION
                                     (formerly Merkert American Corporation)


By: /s/ Sidney D. Rogers, Jr.        By: /s/ Joseph T. Casey
   -----------------------------        ---------------------------
   Name: Sidney D. Rogers, Jr.          Name: Joseph T. Casey
   Title:                               Title:



                                     FIRST UNION NATIONAL BANK, for itself and as Agent

                                     By: /s/ Robert A. Brown
                                        ---------------------------
                                        Name: Robert A. Brown
                                        Title:

                                  Schedule 1
                                  ----------

                         Lenders, Pro Rata Shares and
                           Maximum Principal Amounts

                                     Maximum Principal Amount       Pro Rata
                                     ------------------------
        Lender                 Revolving Credit Loan   Term Loan     Share
        ------                 ---------------------  -----------   --------
First  Union National Bank           $25,000,000      $50,000,000   100.000%
1345 Chestnut Street
PA 4830
Philadelphia, PA  19107
Attn:  Agency Services
Tel:  (215) 973-6621 or 5733
Fax:  (215) 973-1887

                                     -----------      -----------   -------
          TOTAL:                     $25,000,000      $50,000,000   100.000%

                                       69